MANAGEMENT’S RESPONSIBILITY

Management’s Report on Financial Statements and Assessment of Internal Control Over Financial Reporting

Catalyst Paper Corporation’s management is responsible for the preparation, integrity and fair presentation of the accompanying consolidated financial statements and other information contained in this Annual Report.  The consolidated financial statements and related notes were prepared in accordance with U.S. generally accepted accounting principles, except note 33 which sets out the significant measurement differences had these statements been prepared in accordance with generally accepted accounting principles in Canada, and reflect management’s best judgments and estimates.  Financial information provided elsewhere in the Annual Report is consistent with that in the consolidated financial statements.

Management is responsible for designing and maintaining adequate internal control over financial reporting.  The company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for reporting purposes.  Internal control over financial reporting includes processes and procedures that:

•	pertain to the maintenance of records that, in reasonable detail, accurately reflect the transactions of the company;
•	provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements and footnote disclosures;
•	provide reasonable assurance that receipts and expenditures of the company are appropriately authorized by the company’s management and directors; and
•
    provide reasonable assurance regarding the prevention or timely detection of an unauthorized use, acquisition or disposition of assets that could have a material effect on the consolidated financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements.  Projections of any evaluation of effectiveness to future periods are subject to risk that controls may become inadequate because of changes in condition, or that the degree of compliance with policies or procedures may deteriorate.

Management assessed the effectiveness of the company’s internal control over financial reporting as of December 31, 2010. Management based this assessment on the criteria for internal control over financial reporting described in the “Internal Control – Integrated Framework” issued by the Committee of Sponsoring Organizations of the Treadway Commission.  Management’s assessment included an evaluation of the design of the company’s internal control over financial reporting and testing of the operational effectiveness of its internal control over financial reporting.  Management reviewed the results of its assessment with the Audit Committee of the company’s Board of directors.

Based on this assessment, management determined that, as of December 31, 2010, the company’s internal control over financial reporting was effective.

The company’s independent auditor, which audited and reported on the company’s consolidated financial statements, has also issued an auditors’ report on the company’s internal control over financial reporting.

The Board of directors is responsible for satisfying itself that management fulfills its responsibilities for financial reporting and internal control.  The Audit Committee, which is comprised of four non-management members of the Board of directors, provides oversight to the financial reporting process.  The Audit Committee meets periodically with management, the internal auditors and the external auditors to review the consolidated financial statements, the adequacy of financial reporting, accounting systems and controls, and internal and external auditing functions.

These consolidated financial statements have been audited by KPMG LLP, the independent auditors, whose report follows.

Kevin J. Clarke	Brian Baarda
President and	Vice-President, Finance
Chief Executive Officer	and Chief Financial Officer

Vancouver, Canada
March 2, 2011

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders of Catalyst Paper Corporation

We have audited the accompanying consolidated balance sheets of Catalyst Paper Corporation (“the company”) as at December 31, 2010 and 2009 and the related consolidated statements of earnings (loss), comprehensive income (loss), equity and cash flows for each of the years in the three-year period ended December 31, 2010. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2010 and 2009 and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2010 in conformity with U.S. generally accepted accounting principles.

As discussed in note 2(h) to the financial statements, the company has elected to change its method of accounting for the classification of certain foreign exchange gains and losses.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company's internal control over financial reporting as of December 31, 2010, based on the criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 2, 2011 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

“KPMG LLP”
Chartered Accountants
Vancouver, Canada

March 2, 2011

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of Catalyst Paper Corporation

 We have audited Catalyst Paper Corporation ("the company")'s internal control over financial reporting as of December 31, 2010, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Report on Financial Statements and Assessment of Internal Control Over Financial Reporting. Our responsibility is to express an opinion the Company's internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2010, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

We also have audited, in accordance with Canadian generally accepted auditing standards and with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of the Company as of December 31, 2010 and 2009, and the related consolidated statements of earnings (loss), comprehensive income (loss), equity and cash flows for each of the years in the three-year period ended December 31, 2010, and our report dated March 2, 2011 expressed an unqualified opinion on those consolidated financial statements.

“KPMG LLP”
Chartered Accountants
Vancouver, Canada

March 2, 2011

CATALYST PAPER CORPORATION

CONSOLIDATED BALANCE SHEETS

(In millions of Canadian dollars)

	As at December 31,
	2010	2009

Assets Current assets
Cash and cash equivalents	$95.4	$83.1
Accounts receivable (note 8)	120.6	101.5
Inventories (note 9)	139.9	178.3
Prepaids and other (note 10)	27.7	25.2
	383.6	388.1
Property, plant and equipment (note 11)	1,285.6	1,664.7
Other assets (note 12)	27.0	38.0
	$1,696.2	$2,090.8

Liabilities Current liabilities
Accounts payable and accrued liabilities (note 13)	$171.6	$173.3
Current portion of long-term debt (note 14)	27.0	1.0
	198.6	174.3
Long-term debt (note 14)	783.9	774.6
Employee future benefits (note 15)	269.1	294.6
Other long-term obligations (note 16)	20.2	13.4
Future income taxes (note 17)	11.4	22.8
Deferred credits (note 18)	9.6	15.5
	1,292.8	1,295.2

Equity
Shareholders’ equity
Common stock: no par value; unlimited shares authorized; issued and outstanding: 381,753,490 shares (December 31, 2009 – 381,753,490 shares)	1,035.0	1,035.0
Preferred stock:par value determined at time of issue; authorized 100,000,000 shares; issued and outstanding: nil shares	–	–
Additional paid-in capital	16.6	16.4
Deficit	(582.0)	(185.1)
Accumulated other comprehensive loss (note 19)	(46.1)	(52.7)
	423.5	813.6
Non-controlling interest (deficit) (note 6)	(20.1)	(18.0)
	403.4	795.6
	$1,696.2	$2,090.8

Commitments, Guarantees and Indemnities and Contingent Liabilities (notes 28, 29, and 30)

Subsequent Event (note 31)

The accompanying notes are an integral part of the consolidated financial statements.

On behalf of the Board:

Kevin J. Clarke	Thomas S. Chambers
Director	Director

CATALYST PAPER CORPORATION

CONSOLIDATED STATEMENTS OF EARNINGS (LOSS)

(In millions of Canadian dollars, except where otherwise stated)

	Years ended December 31,
	2010	2009	2008
Sales	$1,228.6	$1,223.5	$1,866.7

Operating expenses
Cost of sales, excluding depreciation and amortization	1,113.6	1,037.6	1,611.8
Depreciation and amortization	119.3	146.6	165.8
Selling, general and administrative	43.4	44.8	46.9
Restructuring (note 20)	25.3	17.9	30.1
Impairment and other closure costs (note 5)	294.5	17.4	151.0
	1,596.1	1,264.3	2,005.6

Operating earnings (loss)	(367.5)	(40.8)	(138.9)
Interest expense, net (note 21)	(72.0)	(69.3)	(75.0)
Gain on cancellation of long-term debt (note 14)	0.6	30.7	–
Foreign exchange gain (loss) on long-term debt	27.6	75.3	(82.2)
Other expense, net (note 22)	(3.2)	(29.1)	(13.6)
Earnings (loss) before income taxes	(414.5)	(33.2)	(309.7)
Income tax recovery (note 17)	(16.3)	(27.6)	(90.7)
Net earnings (loss)	(398.2)	(5.6)	(219.0)
Net (earnings) loss attributable to non-controlling interest (note 6)	1.3	1.2	(0.8)
Net earnings (loss) attributable to the company	$(396.9)	$(4.4)	$(219.8)

Basic and diluted net earnings (loss) per share attributable to the company’s common shareholders (note 23) (in dollars)	$(1.04)	$(0.01)	$(0.65)
Weighted average number of the company’s common shares outstanding (in millions)	381.8	381.8	336.1

The accompanying notes are an integral part of the consolidated financial statements.

CATALYST PAPER CORPORATION

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

 (In millions of Canadian dollars)

	Years ended December 31,
	2010	2009	2008
Net earnings (loss)	$(398.2)	$(5.6)	$(219.0)

Other comprehensive income (loss), net of tax (expense) recovery:
Employee future benefits liability adjustment, net of taxes of ($3.9) million (2009 – $9.9 million; 2008 – ($8.1) million)	12.5	(26.2)	22.8
Reclassification of amortization of employee future benefits, net of taxes of ($1.1) million (2009 – ($2.5) million; 2008 – ($3.6) million)	2.0	6.8	10.3
Unrealized net gain (loss) on cash flow revenue hedges, net of taxes of ($1.6) million (2009 – ($6.0) million; 2008 – $11.1 million)	4.2	14.5	(25.0)
Reclassification of net (gain) loss on cash flow revenue hedges, net of taxes of $4.2 million (2009 – ($2.1) million; 2008 – $0.1 million)	(10.9)	4.8	(0.2)
Foreign currency translation adjustments, net of related hedging activities, net of taxes of ($0.9) million (2009 – ($4.4) million; 2008 – $4.6 million)	(1.3)	(5.6)	6.7
Unrealized gain (loss) on interest rate hedges, net of taxes of ($0.1) million (2009 – $0.4 million)	0.2	(1.2)	–
Other comprehensive income (loss), net of taxes	6.7	(6.9)	14.6

Total comprehensive income (loss)	(391.5)	(12.5)	(204.4)

Comprehensive (income) loss attributable to non-controlling interest:
Net (earnings) loss	1.3	1.2	(0.8)
Other comprehensive (income) loss, net of taxes of $nil (2009 – ($0.2) million; 2008 - nil)	(0.1)	0.6	–
Comprehensive (income) loss attributable to non-controlling interest	1.2	1.8	(0.8)
Comprehensive income (loss) attributable to the company	$(390.3)	$(10.7)	$(205.2)

The accompanying notes are an integral part of the consolidated financial statements.

CATALYST PAPER CORPORATION

CONSOLIDATED STATEMENTS OF EQUITY
(In millions of Canadian dollars)

	Equity attributable to the company
	Common stock		Additional paid-in capital	Retained earnings (deficit)	Accumulated other comprehensive income (loss)	Non-controlling interest (deficit)	Total
	Number of shares	$

Balance as at December 31, 2007	214,684,129	$913.9	$12.1	$39.1	$(61.0)	$(16.1)	$888.0
Issue of common shares on rights offering, net of share issue costs (note 7)	167,069,361	121.1	–	–	–	–	121.1
Stock option compensation expense	–	–	2.5	–	–	–	2.5
Net earnings (loss)	–	–	–	(219.8)	–	0.8	(219.0)
Distributions to non-controlling interest	–	–	–	–	–	(0.6)	(0.6)
Other comprehensive income (loss), net of tax	–	–	–	–	14.6	–	14.6

Balance as at December 31, 2008	381,753,490	$1,035.0	$14.6	$(180.7)	$(46.4)	$(15.9)	$806.6
Stock option compensation expense	–	–	1.8	–	–	–	1.8
Net earnings (loss)	–	–	–	(4.4)	–	(1.2)	(5.6)
Distributions to non-controlling interest	–	–	–	–	–	(0.3)	(0.3)
Other comprehensive income (loss), net of tax	–	–	–	–	(6.3)	(0.6)	(6.9)

Balance as at December 31, 2009	381,753,490	$1,035.0	$16.4	$(185.1)	$(52.7)	$(18.0)	$795.6
Stock option compensation expense	–	–	0.2	–	–	–	0.2
Net earnings (loss)	–	–	–	(396.9)	–	(1.3)	(398.2)
Distributions to non-controlling interest	–	–	–	–	–	(0.9)	(0.9)
Other comprehensive income (loss), net of tax	–	–	–	–	6.6	0.1	6.7
Balance as at December 31, 2010	381,753,490	$1,035.0	$16.6	$(582.0)	$(46.1)	$(20.1)	$403.4

The accompanying notes are an integral part of the consolidated financial statements.

CATALYST PAPER CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions of Canadian dollars)

	Years ended December 31,
	2010	2009	2008

Cash flows provided (used) by:
Operations
Net earnings (loss)	$(398.2)	$(5.6)	$(219.0)
Items not requiring (providing) cash
Depreciation and amortization	119.3	146.6	165.8
Impairment and other closure costs (note 5)	294.5	17.4	151.0
Future income taxes (note 17)	(16.1)	(26.6)	(92.4)
Foreign exchange loss (gain) on long-term debt	(27.6)	(75.3)	82.2
Gain on cancellation of long-term debt (note 14)	(0.6)	(30.7)	–
Employee future benefits, expense over (under) cash contributions	(2.4)	4.3	2.9
Decrease in other long-term obligations	(4.2)	(0.5)	(5.1)
Loss (gain) on disposal of property, plant and equipment	(7.2)	3.9	(0.4)
Other	10.9	4.6	(13.5)
Changes in non-cash working capital
Accounts receivable	(19.1)	120.2	(7.0)
Inventories	19.3	32.9	27.3
Prepaids and other	(2.4)	7.6	8.1
Accounts payable and accrued liabilities	(10.3)	(95.2)	(21.8)
Cash flows provided (used) by operations	(44.1)	103.6	78.1

Investing
Acquisition of Snowflake newsprint mill (note 7)	–	–	(172.2)
Additions to property, plant and equipment	(11.2)	(11.5)	(41.9)
Proceeds from sale of property, plant and equipment	7.9	4.5	2.2
Proceeds from termination of interest rate swaps	–	–	7.6
Decrease (increase) in other assets	(1.2)	4.1	(1.0)
Cash flows used by investing activities	(4.5)	(2.9)	(205.3)

Financing
Issue of shares, net of share issue costs (note 7)	–	–	121.1
Increase (decrease) in revolving loan and loan payable	(14.5)	(45.6)	60.1
Repayment of revolving operating loan	–	–	(47.1)
Proceeds on issuance of Class B senior secured notes (note 14)	98.4	–	–
Note exchange costs (note 14)	(8.3)	(2.2)	–
Deferred financing costs (note 14)	(4.5)	(0.9)	(5.5)
Repayment of non-recourse long-term debt	–	(75.7)	–
Proceeds from non-recourse long-term debt	–	95.0	–
Proceeds on termination of debt foreign currency contracts	–	34.7	–
Settlement on purchase of senior notes (note 14)	(9.2)	(26.9)	–
Increase (decrease) in other long-term debt	(1.0)	(1.0)	3.6
Cash flows provided (used) by financing activities	60.9	(22.6)	132.2

Cash and cash equivalents, increase in the year	12.3	78.1	5.0
Cash and cash equivalents, beginning of year	83.1	5.0	–
Cash and cash equivalents, end of year	$95.4	$83.1	$5.0

Supplemental disclosures:
Income taxes paid	$0.4	$0.5	$0.8
Net interest paid	72.7	66.5	74.4
Non-cash exchange of 8.625% senior notes	(327.1)	–	–
Non-cash issuance of 11.0% senior notes	287.2	–	–
Non-cash difference in carrying value of senior notes on modification	39.9	–	–

The accompanying notes are an integral part of the consolidated financial statements.

CATALYST PAPER CORPORATION

CONSOLIDATED BUSINESS SEGMENTS
(In millions of Canadian dollars)

	Year ended December 31, 2010
	Specialty printing papers	Newsprint	Pulp	Corporate adjustments	Consolidated

Sales to external customers	$700.1	$303.5	$225.0	$–	$1,228.6
Inter-segment sales	–	–	23.4	(23.4)	–
Depreciation and amortization	79.6	25.4	14.3	–	119.3
Restructuring (note 20)	8.2	16.1	1.0	–	25.3
Impairment and other closure costs (note 5)	104.4	190.1	–	–	294.5
Operating earnings (loss)	(147.5)	(243.7)	23.7	–	(367.5)
Total assets	1,046.0	450.6	185.1	14.5	1,696.2
Additions to property, plant and equipment	9.1	1.8	0.3	–	11.2

	Year ended December 31, 2009
	Specialty printing papers	Newsprint	Pulp	Corporate adjustments	Consolidated

Sales to external customers	$832.3	$320.6	$70.6	$–	$1,223.5
Inter-segment sales	–	–	13.4	(13.4)	–
Depreciation and amortization	93.8	44.5	8.3	–	146.6
Restructuring (note 20)	11.7	3.0	3.2	–	17.9
Impairment (note 5)	–	17.4	–	–	17.4
Operating earnings (loss)	41.1	(70.3)	(11.6)	–	(40.8)
Total assets	1,291.3	574.3	207.8	17.4	2,090.8
Additions to property, plant and equipment	5.8	5.2	0.5	–	11.5

	Year ended December 31, 2008
	Specialty printing papers	Newsprint	Pulp	Corporate adjustments	Consolidated

Sales to external customers	$1,011.9	$465.8	$389.0	$–	$1,866.7
Inter-segment sales	–	–	36.8	(36.8)	–
Depreciation and amortization	100.6	37.3	27.9	–	165.8
Restructuring (note 20)	10.6	4.1	15.4	–	30.1
Impairment (note 5)	11.9	2.4	136.7	–	151.0
Operating earnings (loss)	39.5	6.0	(184.4)	–	(138.9)
Total assets	1,366.5	685.9	280.7	57.2	2,390.3
Additions to property, plant and equipment	24.2	15.1	2.6	–	41.9

The accompanying notes are an integral part of the consolidated financial statements.

CATALYST PAPER CORPORATION

CONSOLIDATED GEOGRAPHIC BUSINESS SEGMENTS
(In millions of Canadian dollars)

	Year ended December 31, 2010
Sales by shipment destination:	Specialty printing papers	Newsprint	Pulp	Total

Canada	$103.0	$35.1	$0.2	$138.3
United States	513.0	177.2	0.9	691.1
Asia and Australasia	30.6	35.2	222.1	287.9
Latin America	50.7	56.0	–	106.7
Europe and other	2.8	–	1.8	4.6
	$700.1	$303.5	$225.0	$1,228.6

	Year ended December 31, 2009
Sales by shipment destination:	Specialty printing papers	Newsprint	Pulp	Total

Canada	$106.9	$40.3	$0.3	$147.5
United States	656.6	189.9	3.1	849.6
Asia and Australasia	26.9	40.8	49.0	116.7
Latin America	37.7	48.8	0.9	87.4
Europe and other	4.2	0.8	17.3	22.3
	$832.3	$320.6	$70.6	$1,223.5

	Year ended December 31, 2008
Sales by shipment destination:	Specialty printing papers	Newsprint	Pulp	Total

Canada	$138.0	$58.8	$12.6	$209.4
United States	774.3	262.7	50.8	1,087.8
Asia and Australasia	28.5	72.0	194.3	294.8
Latin America	70.7	70.9	29.5	171.1
Europe and other	0.4	1.4	101.8	103.6
	$1,011.9	$465.8	$389.0	$1,866.7

	As at December 31,
	2010	2009
Property, plant and equipment by geographic location:
Canada	$1,127.8	$1,492.8
United States	157.8	171.9
	$1,285.6	$1,664.7

The accompanying notes are an integral part of the consolidated financial statements.

CATALYST PAPER CORPORATION

TABLE OF CONTENTS

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

CATALYST PAPER CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts expressed in millions of Canadian dollars, except where otherwise stated)

1.	NATURE OF OPERATIONS

Catalyst Paper Corporation, together with its subsidiaries and partnerships (collectively, the “company”) is a significant specialty mechanical printing papers and newsprint producer in North America.  The company operates in three business segments.

Specialty printing papers	– Manufacture and sale of mechanical specialty printing papers
Newsprint	– Manufacture and sale of newsprint
Pulp	– Manufacture and sale of long-fibre Northern Bleached Softwood Kraft (“NBSK”) pulp. Prior to November 18, 2008, pulp segment included manufacture of short-fibre NBSK pulp and white top linerboard.

The company owns and operates four manufacturing facilities, three of which are located in the province of British Columbia (“B.C.”), Canada and one in Arizona, U.S.A.  Two other facilities, including a paper recycling facility, were permanently shut down during 2010 (note 5).  Inter-segment sales consist of pulp transfers at cost up to December 31, 2009, and at market prices thereafter.  The company has not restated its comparative numbers for this change in policy as the change is not material to the comparative numbers.  However, this change could be material in future periods if pulp market prices increase or average costs decrease.

The primary market for the company’s paper products is North America.  The primary markets for the company’s pulp products are Asia and Australasia.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The consolidated financial statements of the company are prepared in accordance with United States (“U.S.”) generally accepted accounting principles (“U.S. GAAP”).  The U.S. GAAP financial statements differ in certain respects from those that would be prepared in accordance with generally accepted accounting principles (“Canadian GAAP”).  The company has included a reconciliation to Canadian GAAP for material recognition, measurement and presentation differences in note 33, Reconciliation of United States and Canadian Generally Accepted Accounting Principles.

(a)	Basis of consolidation

The consolidated financial statements include the accounts of the company and, from their respective dates of acquisition of control or formation, its wholly-owned subsidiaries and partnerships.  In addition, the consolidated financial statements include the accounts of the company’s joint venture, Powell River Energy Inc. (“PREI”), a variable interest entity.  All inter-company transactions and amounts have been eliminated on consolidation.

(b)	Variable interest entities

Variable interest entities (“VIE”) are entities in which equity investors do not have a controlling financial interest or the equity investment at risk is not sufficient to permit the entity to finance its activities without additional subordinated financial support provided by other parties.  The company consolidates the accounts of VIEs where it has been determined that the company is the primary beneficiary, defined as the party that has the power to direct the activities of the VIE that most significantly impact the VIE’s economic performance and has an obligation to absorb losses and receive benefits of that VIE.

(c)	Use of estimates

The consolidated financial statements have been prepared in conformity with U.S. GAAP, which requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the year.  On an ongoing basis, management reviews its estimates, including those related to inventory obsolescence, estimated useful lives of assets, environmental and legal liabilities, impairment of long-lived assets, derivative financial instruments, pension and post-retirement benefits, bad debt and doubtful accounts, income taxes, restructuring costs, and commitment and contingencies, based on currently available information.  Actual amounts could differ from estimates.

(d)	Going concern

The company is required to assess its ability to continue as a going concern or whether substantial doubt exists as to the company’s ability to continue as a going concern into the foreseeable future.  The company has forecasted its cash flows for the next 12 months and believes that it has adequate liquidity in cash and available borrowings under its credit facilities to finance its operations without support from other parties over the next year.  The company has concluded that substantial doubt does not exist as to the company’s ability to continue as a going concern over the next fiscal year.

The company and the Canadian paper industry in general have been adversely affected by the economic downturn in the United States over the past two years and the trend away from certain paper products to electronic media.  The result has been overcapacity in the industry resulting in lower prices, higher costs due to production curtailments and a strong Canadian dollar which ultimately lowers revenues to the company.  The company has permanently shut capacity in order to balance supply with demand and has worked with key stakeholders including suppliers, unions and municipalities to lower costs.  The ability of the company to continue as a going concern in the long term will be dependent on the company’s ability to achieve profitable operations that are sustainable and on the company’s ability to renew long term debt and credit facilities as they become due.  Based on management’s future projections, the company expects its operations to be profitable in the future.  However, these projections include assumptions for pulp and paper demand and prices, the Canadian dollar, input costs and other economic factors, many of which are beyond the company’s control.

(e)	Revenue recognition

The company recognizes revenues upon shipment when persuasive evidence of an arrangement exists, prices are fixed or determinable, title of ownership has transferred to the customer and collection is reasonably assured.  Sales are reported net of discounts, allowances and rebates.

(f)	Shipping and handling costs

The company classifies shipping and handling costs to Cost of sales, excluding depreciation and amortization as incurred.

(g)	Translation of foreign currencies

The majority of the company’s sales are denominated in foreign currencies, principally U.S. dollars (“US$”). Revenue and expense items denominated in foreign currencies are translated at exchange rates prevailing during the period.  Monetary assets and liabilities denominated in foreign currencies are translated at the period-end exchange rates.  Non-monetary assets and liabilities are translated at exchange rates in effect when the assets are acquired or the obligations are incurred.  Foreign exchange gains and losses are reflected in net earnings (loss) for the period.

The company has a foreign subsidiary that is considered to be self-contained and integrated within its foreign jurisdiction, and accordingly, uses the U.S. dollar as its functional currency.  The foreign exchange gains and losses arising from the translation of the foreign subsidiary’s accounts into Canadian dollars (“CDN$”) are reported as a component of other comprehensive income (loss), as discussed in note 19, Accumulated Other Comprehensive Income (Loss).

(h)	Derivative financial instruments

The company uses derivative financial instruments in the management of foreign currency and price risk associated with its revenues, energy costs and long-term debt.  It also uses interest rate swaps to manage its net exposure to interest rate changes.  The company’s policy is to use derivatives for managing existing financial exposures and not for trading or speculative purposes.  The company accounts for its derivatives at fair value at each balance sheet date.

Effective January 1, 2010, the company changed its policy on the classification of foreign exchange gains and losses on the ineffective portion of its U.S. dollar revenue risk management instruments, on the portion that is excluded from the assessment of hedge effectiveness, and on the translation of working capital balances denominated in foreign currencies.  The respective foreign exchange gains and losses previously recognized in Sales are now recognized in Other expense, net.  In addition, the company also changed its policy on the classification of changes in the fair value of all commodity swap agreements not designated as hedges for accounting purposes that were previously recognized in Sales and Cost of sales, excluding depreciation and amortization.  The changes in the fair value related to these instruments are now recognized in Other expense, net.  The new policies adopted are considered preferable as they increase the transparency of the economic hedging activity.  These changes were applied retrospectively.  For the year ended December 31, 2009, the above changes resulted in an increase of $21.8 million to Sales and $2.1 million to Cost of sales, excluding depreciation and amortization, with an offsetting increase of $19.7 million to Other expense, net.

Effective April 1, 2010, the company no longer designates its U.S. dollar revenue risk management instruments as cash flow hedges for accounting purposes.  The effective portion of gains or losses accumulated as at March 31, 2010 on its previously designated U.S. dollar revenue risk management instruments are continuing to be recorded in the same income statement line items as the hedged item in Sales.  In a cash flow hedge, the changes in fair value of derivative financial instruments are recorded in Other comprehensive (income) loss.  These amounts are reclassified in the consolidated statement of earnings (loss) in the periods in which results are affected by the cash flows of the hedged item.  Any hedge ineffectiveness is recorded in the consolidated statement of earnings (loss) when incurred.  Prior to April 1, 2010, the company designated the hedge relationship and formally documented, at its inception, the particular risk management objective and strategy, the specific asset, liability or cash flow being hedged, as well as how effectiveness was assessed.  Risk management strategies and relationships were assessed on an ongoing basis to ensure each derivative instrument was effective in accomplishing the objective of offsetting either changes in the fair value or cash flow attributable to the exposure being hedged both at inception and over the term of the hedging relationship.

In a fair value hedge, hedging instruments are carried at fair value, with changes in fair value recognized in the consolidated statement of earnings (loss).  The changes in fair value of the hedged item attributable to the hedged risk is also recorded in the consolidated statement of earnings (loss) by way of a corresponding adjustment of the carrying amount of the hedged items recognized on the balance sheet.

In hedges of the foreign currency exposure of net investments in foreign subsidiaries that are self-contained and integrated within a particular country, gains and losses on translation are deferred in a separate component of shareholders’ equity to be recognized in net earnings upon sale or upon complete or substantially complete liquidation of the net investment in the foreign subsidiary.

Cash flows from derivative financial instruments are classified, in general, to “Operations” on the consolidated statement of cash flows consistent with the hedged transaction.  Cash flows resulting from termination of interest rate swaps are classified as "Investing activities."

(i)	Cash and cash equivalents

Cash and cash equivalents include cash and short-term investments with original maturities of less than three months and are presented at fair value.

(j)	Inventories

Specialty printing papers, newsprint and pulp inventories are valued at the lower of three-month moving average cost or market.  Wood chips, pulp logs and other raw materials are valued at the lower of cost or market.  For raw materials to be used in the production of finished goods, market is determined on an as-converted-to-finished-goods basis.  Work-in-progress and operating and maintenance supplies and spare parts inventories are valued at cost.  Cost is defined as all costs that relate to bringing the inventory to its present condition and location under normal operating conditions and includes manufacturing costs, such as raw materials, labour and production overhead, and depreciation and amortization costs.  In addition, cost includes freight costs to move inventory offsite.

(k)	Repairs and maintenance costs

Repairs and maintenance, including costs associated with planned major maintenance, are charged to Cost of sales, excluding depreciation and amortization as incurred.

CATALYST PAPER CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts expressed in millions of Canadian dollars, except where otherwise stated)

(l)	Property, plant and equipment

Property, plant and equipment are stated at cost, less accumulated depreciation and amortization, including asset impairment charges.  Interest costs for capital projects are capitalized.  Buildings, machinery and equipment are generally amortized on a straight-line basis at rates that reflect estimates of the economic lives of the assets.  The rates for major classes of assets based on the estimated remaining economic lives are:

Buildings	2.5% − 5.0%
Paper machinery and equipment	5.0% – 10.0%
Pulp machinery and equipment	10.0% – 20.0%

During periods of major production interruption on assets with economic lives greater than five years, an obsolescence amount of 50% of normal depreciation was charged on manufacturing machinery and equipment prior to September 30, 2010.  During the fourth quarter of 2010, the company re-evaluated its estimate of the effect of depreciation during major production interruption on assets with lives greater than five years.  The company concluded that, due to changing economic factors and conditions, it is more likely that these assets continue to depreciate fully when not in use.  The company considers this a change in estimate, which has been adopted prospectively in the fourth quarter of 2010.

No depreciation is charged on capital projects during the period of construction.  Start-up costs incurred in achieving normal operating capacity on major capital projects are expensed as incurred.

Leasehold improvements are normally amortized over the lesser of their expected average service life and the term of the lease.

When property, plant and equipment are sold by the company, the historical cost less accumulated depreciation and amortization is netted against the sale proceeds and the difference is included in Other expense, net.

(m)	Impairment of long-lived assets

Long-lived assets are tested for recoverability when events or changes in circumstances indicate their carrying value may not be recoverable.  A long-lived asset is potentially not recoverable when its carrying value is greater than the sum of the undiscounted cash flows expected to result from its use and eventual disposition.  The impairment loss, if any, is measured as the amount by which the long-lived asset’s carrying amount exceeds its fair value.

(n)	Environmental costs

Environmental expenditures are expensed or capitalized depending upon their future economic benefit.  Expenditures that prevent future environmental contamination are capitalized as part of Property, plant and equipment, and depreciation and amortization is subsequently charged to earnings over the estimated future benefit period of the assets.  Expenditures that relate to an existing condition caused by past operations are expensed.  Liabilities are recorded on an undiscounted basis when rehabilitation efforts are likely to occur and the costs can be reasonably estimated.

(o)	Asset retirement obligations

Asset retirement obligations are recognized at fair value in the period in which the company incurs a legal obligation associated with the retirement of an asset.  The associated costs are capitalized as part of the carrying value of the related asset and amortized over its remaining useful life.  The liability is accreted using a credit-adjusted risk-free interest rate.

The company’s obligations for the proper removal and disposal of asbestos products in its mills meet the definition of a conditional asset retirement obligation.  That is, the company is subject to regulations that are in place to ensure that asbestos fibres do not become friable, or loose.  The regulations require that friable asbestos be repaired or removed in accordance with the regulations.

The company’s asbestos can generally be found on steam and condensate piping systems throughout its facilities, as well as in transite cladding on buildings and in building insulation.  As a result of the longevity of the company’s mills, due in part to the company’s maintenance procedures, and the fact that the company does not have plans for major changes that would require the removal of asbestos, the timing of the removal of asbestos in the company’s mills is indeterminate.  As a result, the company is currently unable to estimate the fair value of its asbestos removal and disposal obligation.

(p)	Deferred financing costs

Deferred costs related to the company’s long-term debt are included in Other assets and amortized using the effective interest rate method over the legal life of the related liability.  Financing costs associated with modifications of long-term debt are expensed as incurred.

(q)	Stock-based compensation and other stock-based payments

Stock options and restricted share units granted to the company’s key officers, directors and employees are accounted for using the fair value-based method.  Under this method, compensation cost is measured at fair value at the date of grant, and is expensed over the award’s vesting period.  Any consideration paid by plan participants on the exercise of share options or the purchase of shares is credited to Common stock together with any related stock-based compensation expense.  Performance and time based share-based payments are amortized over their vesting periods when it is probable that the performance conditions will be satisfied.

Deferred share units are accounted for using the quoted market value at each reporting period until settlement, and are amortized over their vesting periods.

(r)	Income taxes

Income taxes are accounted for using the asset and liability method.  Future income tax assets and liabilities are based on temporary differences (differences between the accounting basis and the tax basis of the assets and liabilities) and non-capital loss carry-forwards and are measured using the enacted tax rates and laws expected to apply when these differences reverse.  Future tax benefits, including non-capital loss carry-forwards, are recognized to the extent that realization of such benefits is considered more likely than not.  The effect on future tax assets and liabilities of a change in tax rates is recognized in earnings in the period that enactment occurs.

(s)	Deferred credits

Deferred credits represent the excess of amounts assigned to future income tax assets for tax losses acquired in other than business combinations over the consideration paid.  Deferred credits are amortized to Income tax recovery in the consolidated statement of earnings (loss) during the period that the acquired tax asset is utilized.

(t)	Employee future benefits

The company maintains pension benefit plans for all salaried employees, which include defined benefit and defined contribution segments.  The company also sponsors other post-retirement benefit plans, covering heath and dental benefits.  The company recognizes assets or liabilities for the respective overfunded or underfunded statuses of its defined benefit pension plans and other post-retirement benefit plans on its consolidated balance sheet.  Changes in the funding statuses that have not been recognized in the company’s net periodic benefit costs are reflected in Other comprehensive income (loss) in the company’s consolidated balance sheet.  Net periodic benefit costs are recognized as employees render the services necessary to earn the pension and other post-retirement benefits.

The estimated cost for pensions and other employee future benefits provided to employees by the company is accrued using actuarial techniques and assumptions during the employees’ active years of service.  The net periodic benefit cost includes:

–	the cost of benefits provided in exchange for employees’ services rendered during the year;
–	the interest cost of benefit obligations;
–	the expected long-term return on plan assets based on the fair value for all asset classes;
–	gains or losses on settlements or curtailments;
–
the straight-line amortization of prior service costs and plan amendments included in accumulated other comprehensive income (“AOCI”) over the expected average remaining service lifetime (“EARSL”) of employees who are active as of the date such costs are first recognized, unless all, or almost all, of the employees are no longer active, in which case such costs are amortized over the average remaining life expectancy of the former employees (amortized over five years for periods prior to December 31, 2008); and

–
the straight-line amortization of cumulative unrecognized net actuarial gains and losses in excess of 10% of the greater of the accrued benefit obligation and the fair value of plan assets at the beginning of the year over the EARSL of the active employees who are active as of the date such amounts are recognized, unless all, or almost all, of the employees are no longer active, in which case such costs are amortized over the average life expectancy of the former employees (amortized over five years for periods prior to December 31, 2008).

The defined benefit plan obligations are determined in accordance with the projected benefit method, prorated on services.

Amounts paid to the company’s defined contribution plans for salaried employees and to multi-employer industry-wide pension plans are expensed as incurred.

(u)	Earnings per share

Basic earnings (loss) per share is computed by dividing net earnings (loss) attributable to the company for the period by the weighted average number of company common shares outstanding during the reporting period.  Diluted earnings (loss) per share is computed using the treasury stock method.  When the effect of options and other securities convertible into common shares is anti-dilutive, including when the company has incurred a loss for the period, basic and diluted loss per share are the same.

(v)	Comparative figures

Comparative figures disclosed in the consolidated financial statements have been reclassified to conform to the presentation adopted for the current year.

3.	RECENTLY IMPLEMENTED ACCOUNTING STANDARDS

In June 2009, the Financial Accounting Standards Board (“FASB”) further amended the Consolidation Topic of the Accounting Standards Codification, as it relates to the consolidation of VIEs.  The amendments change how an entity determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated.  Qualified special-purpose entities are no longer exempt from consolidation requirements.  The determination of whether a company is required to consolidate an entity is based on, among other things, an entity’s purpose and design and a company’s ability to direct the activities of the entity that most significantly impact the entity’s economic performance.  The amendments to this Topic become effective on January 1, 2010.  The company has assessed the impact of these amendments and has determined that these amendments have no impact on the company’s consolidated financial statements or disclosures as the company continues to be the primary beneficiary in PREI.

In February 2010, the FASB amended its guidance on subsequent events contained in the Accounting Standards Codification.  The amendments eliminate the requirement to disclose the date through which an entity has evaluated subsequent events.  The company adopted the amended guidance in its consolidated financial statement disclosures for its interim financial statements for periods beginning on or after January 1, 2010.

4.	CHANGES IN FUTURE ACCOUNTING STANDARDS

There were no new pronouncements issued by the FASB that may materially impact the company’s consolidated financial statements for future periods.

5.	MEASUREMENT UNCERTAINTY – IMPAIRMENT OF LONG-LIVED ASSETS

The company reviews its long-lived assets, primarily plant and equipment, for impairment when events or changes in circumstances indicate that the carrying value of these assets may not be recoverable.  The company tests for impairment using a two-step methodology as follows:

(i)	determine whether the projected undiscounted future cash flows from operations exceed the net carrying amount of the assets as of the assessment date; and

(ii)
if assets are determined to be impaired in step (i), then such impaired assets are written down to their fair value, determined principally by using discounted future cash flows expected from their use and eventual disposition.

Estimates of future cash flows and fair value require judgments, assumptions and estimates and may change over time.  Due to the variables associated with judgments and assumptions used in these tests, the precision and accuracy of estimates of impairment charges are subject to significant uncertainties and may change significantly as additional information becomes known.  The carrying value of long-lived assets represented approximately 76% of total assets as at December 31, 2010.  If future developments were to differ adversely from management’s best estimate of key assumptions and associated cash flows, the company could potentially experience future material impairment charges.

2010

As a result of the decision to permanently close the company’s Elk Falls paper mill and paper recycling operation in September 2010, the company recorded a $304.2 million charge for related impairment, severances and other closure costs.  The Elk Falls mill had been indefinitely curtailed since February 2009 and the paper recycling facility was indefinitely idled in February 2010.

The following table provides the components of the impairment, severances and other closure costs:

Property, plant and equipment	$272.5
Operating and maintenance supplies and spare parts inventory (note 9)	20.3
292.8
Less: impairment previously recorded on paper assets (prior to announcement of permanent closure)	(12.0)
Severances	9.7
Other closure costs – operating lease at paper recycling operation	13.7
Total	$304.2
Classification in consolidated statement of earnings (loss):
Impairment and other closure costs	$294.5
Restructuring	9.7
$304.2

During the fourth quarter of 2010, the company assessed whether there were any impairment indicators present that would require the company to perform a detailed recovery test with respect to its pulp and paper assets.  The company determined that there were no new impairment indicators at the end of 2010 compared to the impairment indicators that existed at the end of 2009.  As a result, the company reviewed its detailed recovery test performed at the end of 2009 and determined that the cash flow analysis performed at that time on the company’s assets still in operation at the end of 2010 (excluding Elk Falls and the paper recycling operation shut down in 2010) indicated a significant excess of undiscounted cash flows over the net book value of the assets.  In addition, the company reviewed the major assumptions used in the 2009 detailed recovery test and determined that, on an overall basis, the assumptions used were more conservative than the assumptions that would be used in a new impairment test.  On that basis, the company determined that a new detailed recovery test was not required for 2010.  The assumptions used in the 2009 impairment analysis are detailed below.

2009

During the fourth quarter of 2009, as a result of the severity of the decline in demand for the company’s products, the company conducted step (i) of the impairment test on its paper and pulp assets.  Estimates of future cash flows used to test the recoverability of long-lived assets included key assumptions related to foreign exchange rates, forecast product prices, market supply and demand, estimated useful life of the long-lived assets, production levels, production costs, inflation, weighted average cost of capital, and capital spending.  The assumptions were derived from information generated internally, independent industry research firms, and other external published reports and forecasts.  The useful life of the company’s assets was estimated at 20 years for paper assets and 10 years for pulp assets.  Product sales prices and foreign exchange assumptions for 2010 of CDN$1.00 = US$0.95 were based on management’s best estimates incorporating independent market information as well as analysis of historical data, trends and cycles.  Product sales prices and foreign exchange assumptions for years 2012 to 2013 were based on forecasts prepared by Resource Information Systems Inc., an independent external firm.  The foreign exchange assumption was CDN$1.00 = US$0.93 in 2011 declining to CDN$1.00 = US$0.89 by 2013.  Product sales prices and foreign exchange rate assumptions for 2014 and subsequent years were estimated by management based on long-term trend pricing for product sales prices and a long-term expected foreign exchange rate of CDN$1.00 = US$0.88.  Step (i) of the impairment test demonstrated that an impairment charge for the pulp and paper assets was not required as the estimated undiscounted cash flows exceeded the carrying values.

In anticipation of declining North American newsprint demand, the company had accelerated depreciation on certain paper machines over the past few years and in the fourth quarter of 2009, the company recorded an impairment charge of $17.4 million on certain of its paper machines to reflect the excess capacity in a number of its machines pursuant to high levels of indefinite curtailment.

2008

During 2008, the company recorded an impairment charge of $136.4 million on assets related to its Elk Falls pulp mill and white top linerboard operation, of which $129.0 million related to property, plant and equipment and $7.4 million related to supplies and spare parts inventory.  The Elk Falls pulp mill and white top linerboard operation was permanently closed on November 18, 2008 as a result of the ongoing unavailability of sawdust fibre.  In addition, the company also recorded a $14.6 million asset impairment charge in 2008 on certain specific mill assets that were no longer in use or where the net realizable value had decreased due to the current weak economic environment.

6.	VARIABLE INTEREST ENTITIES

The company has a 50.001% interest in PREI and consolidates 100% of it as PREI is a VIE in which the company is the primary beneficiary.  PREI consists of an integrated hydroelectric power generating, transmission and distribution system which includes two hydroelectric stations in B.C. with installed capacity of 83 megawatts.  The company purchases 100% of the power generated by PREI.

The company has limited access to PREI’s assets, which generally take the form of interest on loans, management fees and earnings distributions based on the company’s interest in PREI.  In addition, creditors of PREI have recourse limited to the assets in PREI.

Condensed financial information with respect to PREI is as follows:

Years ended December 31,	2010	2009	2008

Condensed statements of earnings (loss)
Sales – affiliate 1	$20.5	$16.7	$18.6
Cost of sales, excluding depreciation and amortization	6.5	6.3	4.9
Depreciation and amortization	7.4	3.2	3.2
	13.9	9.5	8.1
Operating earnings	6.6	7.2	10.5
Interest expense	(8.8)	(9.0)	(7.7)
Interest expense – affiliate 1	(2.1)	(2.9)	(2.7)
Other expense, net	0.1	0.1	0.5
Income tax recovery	1.6	2.2	1.0

Net earnings (loss)	(2.6)	(2.4)	1.6
Other comprehensive income (loss)	0.2	(1.2)	–
Total comprehensive income (loss) 2	$(2.4)	$(3.6)	$1.6

CATALYST PAPER CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts expressed in millions of Canadian dollars, except where otherwise stated)

As at December 31,		2010	2009

Condensed balance sheets
Current assets
Cash and cash equivalents		$3.4	$5.5
Other		2.6	2.0
Property, plant and equipment		108.1	112.8
		$114.1	$120.3

Current liabilities
Accounts payable and accrued liabilities		$4.1	$5.5
Long-term debt (note 14)		113.8	112.9
Long-term debt – affiliate 1		20.8	20.8
Future income taxes	`	15.7	17.1
Deficit 2		(40.3)	(36.0)
		$114.1	$120.3

1	Balances with Catalyst Paper Corporation.
2	50% is included in the company’s non-controlling interest (deficit) balances.

The company has identified one other potential VIE, but has not been able to obtain the financial information necessary to evaluate whether the entity is a VIE, or, if the entity is a VIE, whether the company is the primary beneficiary.  The company has entered into a building lease agreement with this potential VIE whereby the company has agreed to continue making the prescribed lease payments directly to the financial institution holding the mortgage on the building in the event the lessor is no longer able to meet its contractual obligations.  As at December 31, 2010, the principal amount of the mortgage was $6.4 million (2009 – $7.9 million).  This agreement does not increase the company’s liability beyond the obligation under the building lease.

7.	ACQUISITION OF SNOWFLAKE RECYCLE NEWSPRINT MILL

On April 10, 2008, the company completed the acquisition of a recycled newsprint mill in Snowflake, Arizona.  Cash consideration paid was $172.2 million and was financed, in part, through a rights offering resulting in the issuance of 167,069,361 subscription receipts and proceeds of $121.1 million, net of share issue costs.  The balance of the purchase price for the acquisition was funded by drawings of $48.7 million under the company's revolving operating facility and $2.4 million realized from the settlement of favourable foreign currency forward contracts.  Under the rights offering, each holder of record of the company's common shares as of the close of business on the record date of March 11, 2008 received one right for each common share held.  Each 1.285 rights entitled the holder to purchase one subscription receipt of the company for an exercise price of $0.75 per subscription receipt.  Each subscription receipt was converted into one fully paid common share of the company concurrent with the closing of the Snowflake acquisition.

The acquisition was accounted for using the purchase method of accounting and the results of the Snowflake recycled newsprint mill have been included in consolidated earnings of the company since the date of acquisition, April 10, 2008.

CATALYST PAPER CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts expressed in millions of Canadian dollars, except where otherwise stated)

The following amounts have been assigned to the assets and liabilities acquired, based on an estimate of their fair value as at April 10, 2008, and are subject to revision for twelve months from the date of the acquisition:

Assets acquired
Current assets	$18.1
Property, plant and equipment	172.1
Other assets	0.5
190.7
Liabilities assumed
Current liabilities	(18.1)
Employee future benefits	(0.4)

Fair value of net assets acquired	$172.2

Consideration paid
Cash, including transaction costs	$172.2

The company’s Snowflake mill is self-contained and integrated within its foreign jurisdiction.  Accordingly, the current rate method is used for the translation of its financial statements to Canadian dollars upon consolidation.  Under this method, the assets and liabilities are translated at the rate of exchange in effect at the balance sheet date.  Revenue and expense items are translated at the average exchange rate in effect during the period.  Exchange gains and losses arising from the current rate method of translation are deferred in a separate component of AOCI in shareholders’ equity.  Such gains and losses will be included in the determination of net earnings when there is a reduction in the net investment in the foreign subsidiary as a result of a complete or substantially complete liquidation on sale of the investment in the foreign subsidiary.

The company has designated a portion of its foreign currency denominated long-term debt as an effective hedge of this foreign subsidiary.  Upon translation of such debt into Canadian dollars, any gains or losses are also deferred in a separate component of AOCI in shareholders’ equity to be recognized in net earnings upon sale or upon complete or substantially complete liquidation on sale of the net investment in the foreign subsidiary.

The foreign exchange translation adjustment account reflects the net changes in the respective book values of the company’s investment in Snowflake due to exchange rate fluctuations since the date of acquisition.

8.	ACCOUNTS RECEIVABLE

The components of accounts receivable at December 31 were as follows:

	2010	2009

Trade receivables	$112.7	$98.7
Less: allowance for doubtful accounts	(3.0)	(3.7)
	109.7	95.0
Sales taxes receivable	5.7	2.3
Other receivables	5.2	4.2
	$120.6	$101.5

CATALYST PAPER CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts expressed in millions of Canadian dollars, except where otherwise stated)

9.	INVENTORIES

The components of inventories at December 31 were as follows:

	2010	2009

Finished goods
Specialty printing papers	$24.4	$19.7
Newsprint	5.7	11.5
Pulp	4.6	6.4

Total finished goods	34.7	37.6
Work-in-progress	0.9	0.5
Raw materials – wood chips, pulp logs and other	23.7	36.4
Operating and maintenance supplies and spare parts (note 5)	80.6	103.8
	$139.9	$178.3

At December 31, 2010, the company had applied write-downs of $0.2 million to finished goods inventory (2009 – $1.7 million) and $0.4 million to raw materials inventory (2009 – $3.6 million).

10.	PREPAIDS AND OTHER

The components of prepaids and other at December 31 were as follows:

	2010	2009

Property taxes, insurance and licences	$2.3	$1.9
Derivative financial instruments	8.0	15.9
Future income tax assets (note 17)	14.3	4.8
Other	3.1	2.6
	$27.7	$25.2

11.	PROPERTY, PLANT AND EQUIPMENT

The components of property, plant and equipment at December 31 were as follows:

	2010
	Cost	Accumulated depreciation, amortization and impairment	Net book value

Buildings and land
Specialty printing papers and newsprint	$583.0	$312.1	$270.9
Pulp	100.5	89.4	11.1

Machinery and equipment
Specialty printing papers and newsprint	2,752.6	1,856.2	896.4
Pulp	781.6	674.4	107.2
	$4,217.7	$2,932.1	$1,285.6

CATALYST PAPER CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts expressed in millions of Canadian dollars, except where otherwise stated)

	2009
	Cost	Accumulated depreciation, amortization and impairment	Net book value

Buildings and land
Specialty printing papers and newsprint	$585.7	$292.8	$292.9
Pulp	100.9	88.4	12.5

Machinery and equipment
Specialty printing papers and newsprint	2,756.6	1,528.8	1,227.8
Pulp	782.3	650.8	131.5
	$4,225.5	$2,560.8	$1,664.7

At December 31, 2010, a net carrying amount of $10.4 million (2009 – $11.3 million) included in machinery and equipment is held under capital leases, $15.1 million for cost (2009 – $15.2 million) and $4.7 million for accumulated depreciation and amortization (2009 – $3.9 million).

Interest capitalized in connection with capital projects was nil for both 2010 and 2009.

During 2010, the company recorded a $260.5 million impairment charge on the closure of its Elk Falls operations and Coquitlam paper recycling facility, net of $12.0 million in related impairment charge recorded in 2009 (note 5).  In 2009, the company recorded a $17.4 million charge against its pulp and paper assets to reflect the excess capacity in a number of its machines pursuant to high levels of indefinite curtailment.

12.	OTHER ASSETS

The components of other assets at December 31 were as follows:
	2010	2009

Deferred financing costs	$13.0	$10.7
Deferred charges and other	10.7	9.6
Derivative financial instruments	3.1	3.1
Accrued benefit asset – pension plan (note 15)	0.2	0.2
Future income tax assets (note 17)	–	14.4
	$27.0	$38.0

13.	ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

The components of accounts payable and accrued liabilities at December 31 were as follows:

	2010	2009

Trade payables	$87.3	$83.2
Accrued payroll and related liabilities	35.4	34.7
Accrued interest	11.1	10.8
Accrued benefit obligation – pension plan (note 15)	11.7	6.7
Accrued benefit obligation – other employee future benefit plans (note 15)	6.9	7.3
Property taxes in arrears and related penalties	4.4	15.1
Restructuring (note 20)	3.1	5.2
Lease obligation – paper recycling – current portion (note 5)	2.7	–
Payables related to capital projects	1.5	2.3
Other	7.5	8.0
	$171.6	$173.3

14.	LONG-TERM DEBT

The company’s long-term debt at December 31 was as follows:

Recourse	2010	2009

Senior notes, 8.625% due June 2011 (US$26.0 million; December 31, 2009 – US$354.2 million)	$25.9	$371.6
Senior notes, 7.375% due March 2014 (US$250.0 million;December 31, 2009 – US$250.0 million)	251.6	265.4
Senior secured notes, 11.0% due December 2016 (US$280.4 million)	278.9	–
Modification – difference in carrying value of 8.625% and 11.0% senior secured notes (US$38.3 million) on exchange	36.2	–
Class B senior secured notes, 11.0% due December 2016 (US$110.0 million)	94.3	–
	686.9	637.0
Revolving asset-based loan facility of up to $330.0 million due August 2013	–	14.5
Capital lease obligations	10.2	11.2
	697.1	662.7
Non-recourse (note 6)
First mortgage bonds, 6.447% due July 2016	95.0	94.1
Subordinated promissory notes	18.8	18.8
	113.8	112.9

Total debt	810.9	775.6
Less: current portion	(27.0)	(1.0)
Total long-term debt	$783.9	$774.6

On March 10, 2010, the company issued US$280.4 million of new 11.0% senior secured notes, due December 2016 (“2016 Class A Notes”) in exchange for US$318.7 million of its 8.625% senior unsecured notes due June 2011 (“2011 Notes”).  The company issued US$880.0 in principal amount of the 2016 Class A Notes for each US$1,000 in principal amount of the 2011 Notes exchanged.  As the cash flows of the principal and interest on a discounted basis over the life of the outstanding 2016 Class A Notes issued did not differ by more than 10% compared to the cash flows of the principal and interest on a discounted basis over the life of the 2011 Notes, the 2016 Class A Notes were accounted for as a modification of the 2011 Notes.  Accordingly, the 2016 Class A Notes were recorded at the carrying value of the 2011 Notes exchanged for US$318.7 million.  The excess of US$38.3 million of the carrying value of the 2011 Notes exchanged over the principal amount of the 2016 Class A Notes issued remained as part of the carrying value of the debt on the balance sheet and is being amortized as a reduction of interest expense, under the effective interest rate method, until the maturity of the 2016 Class A Notes.  As the exchange was accounted for as a modification, the legal and other non-finance expenses of $10.5 million associated with the exchange were expensed, of which $8.3 million was expensed in the year ended December 31, 2010 (2009 – $2.2 million).

In September 2010, the company purchased US$9.5 million of its 2011 Notes, for cash consideration of US$8.9 million and recorded a gain of $0.6 million on the cancellation of this debt.  As of December 31, 2010, US$26.0 million of 2011 Notes remain outstanding.  In 2009, the company purchased and cancelled US$45.8 million of its 2011 Notes, for cash consideration of $26.9 million and recorded a net gain of $30.7 million.

On May 19, 2010, the company issued US$110.0 million of Class B 11.0% senior secured notes due December 15, 2016 (“2016 Class B Notes”) at 86% of the principal amount in a private placement generating net proceeds of $93.9 million, after financing costs of $4.5 million.

The indentures governing the company’s senior notes contain customary restrictive covenants, including restrictions on incurring additional indebtedness, certain restricted payments, including dividends and investments in other persons, the creation of liens, sale and leaseback transactions, certain amalgamations, mergers, consolidations and the use of proceeds arising from certain sales of assets and certain transactions with affiliates.  Pursuant to a consent solicitation conducted concurrently with the exchange offer, substantially all of these restrictive covenants were eliminated with respect to the 2011 Notes that remain outstanding after the exchange, although certain covenants, including restrictions on the creation of liens and certain assets sales, remain applicable to the 2011 Notes.  Collateral provided on the 2016 Class A Notes and 2016 Class B Notes (collectively “2016 Notes”) consists of a first charge on substantially all of the assets of the company, other than the ABL First Charge Collateral as described below (the “2016 Notes First Charge Collateral”) and a second charge on the ABL First Charge Collateral.  The indentures governing the 7.375% senior notes, due March 2014, (“2014 Notes”) and the 2016 Notes limit the ability of the company to incur debt, other than permitted debt, while the company cannot meet a fixed charge coverage ratio of 2.0:1.  The company’s fixed charge coverage ratio under these indentures, calculated on a 12-month trailing average, was 0.4:1 at December 31, 2010 (December 31, 2009 – 1.5:1).

Under the indentures for the 2014 Notes and 2016 Notes, permitted debt includes (a) the company’s existing 2011 and 2014 Notes; (b) a credit facility basket in an amount equal to the greater of (i) $725.0 million and (ii) the sum of 85% of the book value of the company’s accounts receivable, 60% of the book value of the company’s inventory and $375.0 million, against which the company’s utilization of the $330.0 million ABL Facility applies to this basket under both the 2014 Note Indenture and 2016 Note Indentures, the 2016 Notes apply to this basket under the 2014 Note Indenture and the 2016 Class B Notes reduce this basket under the 2016 Note Indentures; (c) purchase money debt and capitalized lease obligations in an amount equal to 7.5% of the company’s consolidated tangible assets; (d) a $100.0 million general basket; and (e) a $5.0 million basket for accommodation guarantees, trade or standby letters of credit, performance bonds, bankers’ acceptances and surety bonds.  In addition, the indenture governing the 2016 Notes includes a limitation of US$411.7 million on the amount of 2016 Notes and additional debt that can be secured on a pari passu basis with the 2016 Notes, and restricts the ability of the company to repurchase the 2014 Notes prior to their maturity unless, among other things, the company has available liquidity under the ABL Facility and cash on hand of at least $100.0 million.  The company cannot make any restricted payments, including paying any dividends, except to the extent the balance in its restricted payments baskets is positive.  The restricted payments baskets under the 2014 Notes and 2016 Notes were negative $302.2 million and negative $86.2 million, respectively, as at December 31, 2010, as a result of accumulated losses in recent years (December 31, 2009 – negative $176.0 million and $nil, respectively).

The security for the ABL Facility and the related derivatives facilities consists of a first charge on the accounts receivable, inventory and cash of the company and on the Snowflake mill property, plant and equipment and related rail operation (collectively, the “ABL First Charge Collateral”) and a second charge on the 2016 Notes First Charge Collateral.  Availability under the ABL Facility is determined by a borrowing base calculated primarily on eligible accounts receivable, eligible inventory and a value ascribed to the Snowflake mill fixed assets, less certain reserves.  Effective October 7, 2010, the covenant that no more than US$17.7 million of the 2011 Notes can remain outstanding by March 15, 2011 was replaced by an additional reserve from the borrowing base for the amount of the 2011 Notes outstanding in excess of US$17.7 million.  The borrowing base at December 31, 2010 includes a reserve of $4.4 million for unpaid property taxes and associated penalties and a reserve of $8.3 million for the 8.625% notes representing the 2011 Notes outstanding in excess of US$17.7 million.  A reserve may also be imposed for vacation pay obligations, which as at December 31, 2010 were $21.6 million, if Excess Availability (as defined in the ABL Facility) is below $75.0 million.  Excess Availability was $129.0 million at December 31, 2010.  As at December 31, 2010, the borrowing base under the ABL Facility was $152.4 million.  After deducting outstanding drawings of $nil, outstanding letters of credit of $23.4 million, and the $35.0 million minimum Excess Availability covenant, $94.0 million was available to be drawn by the company under the ABL Facility.  The company also had an additional $95.4 million of cash on hand at December 31, 2010.

The financial covenants applicable under the ABL Credit Agreement must be maintained based upon the company’s financial results prepared under Canadian GAAP and include covenants to (a) maintain shareholders’ equity above $346.2 million as at December 31, 2010; (b) maintain Excess Availability of not less than $35.0 million; and (c) not make capital expenditures in any fiscal year in an amount which exceeds 120% of the budgeted capital expenditures for such fiscal year.  The minimum equity requirement is reduced by the amount of any non-cash write-downs of property, plant and equipment as a result of a permanent discontinuance of operations.  At December 31, 2010, as calculated under the ABL Facility under Canadian GAAP, shareholders’ equity was $476.5 million (December 31, 2009 – $881.4 million).

The ABL Facility also contains a number of covenants that, among other things, place restrictions on matters customarily restricted in such facilities, including indebtedness which encompasses guarantee obligations, liens, fundamental changes, investments, derivative transactions, sales of assets, changes in fiscal periods, environmental activity, negative pledges, subsidiary distributions and changes in lines of business as well as restrictions on voluntary prepayments of certain debt, including the senior notes, unless Excess Availability of at least $65.0 million is maintained.  The ABL Facility contains customary events of default, including failure to pay principal or interest when due, failure to comply with or observe key covenants, adverse judgments, seizures of property, material adverse change, auditors’ going concern qualification, and change in control.

At December 31, 2010, the company was in compliance with its covenants under the ABL Facility and under each of the indentures governing its outstanding senior notes.

Non-recourse debt is debt owed by the company’s subsidiary PREI.  The company has a 50.001% interest in PREI, and consolidates 100% of it as PREI is a VIE in which the company is the primary beneficiary.

Scheduled total debt repayments

	Recourse debt	Non-recourse debt (PREI)

2011	$26.9	$–
2012	4.0	–
2013	3.8	–
2014	250.0	–
2015	–	–
Thereafter	388.3	113.8
	$673.0	$113.8

The company’s long-term debt is recorded at amortized cost.  The following table provides information about management’s best estimate of the fair value of the company’s debt:

	December 31, 2010		December 31, 2009
	Carrying Value	Fair Value	Carrying Value	Fair Value

Recourse	$697.1	$585.5	$662.7	$472.3
Non-recourse	113.8	120.1	112.9	113.8

The fair value of the company’s long-term recourse debt related to its senior notes is determined based on quoted market prices of identical debt instruments.  The fair value of the company’s recourse debt related to the ABL Facility and non-recourse debt related to the first mortgage bonds is measured by discounting the respective cash flows at quoted market rates for similar debt having the same maturity.  In measuring fair value, the company incorporates credit valuation adjustments to appropriately reflect its own non-performance risk, where appropriate.

15.	EMPLOYEE FUTURE BENEFITS

The company maintains pension benefit plans for all salaried employees, which include defined benefit and defined contribution segments.  Employees hired subsequent to January 1, 1994 enroll in the defined contribution segment.  Effective January 1, 2010, employees in the defined benefit plan ceased to accrue benefits under the defined benefit segment of the plan and began to participate in the defined contribution segment of the plan.  The company also maintains pension benefits for former hourly employees that are not covered by union pension plans.  Unionized employees of the company are members of multi-employer industry-wide pension plans to which the company contributes a predetermined amount per hour worked by an employee.

The company provides other benefit plans consisting of provincial medical plan premiums, extended health care and dental benefits to employees.  In February 2010, the company announced changes to its benefit plans for current retirees which included the replacement of the current extended health benefits program with provision of the lower cost program available to employees in active employment.  The reduction in the benefit obligation resulting from the plan changes of $21.3 million was recognized as a negative plan amendment during the year.  The company also made the decision to permanently close Elk Falls mill during the year (note 5) and the related reduction in the benefit obligation from the plan curtailment amounting to $9.7 million was recognized with a corresponding increase to other comprehensive income.

Defined contribution plans

For the defined contribution segment, the company’s contributions are based on a percentage of an employee’s earnings with the company’s funding obligations being satisfied upon crediting contributions to an employee’s account.  The pension expense under the defined contribution payment is equal to the company’s contribution.

Defined benefit plans

The defined benefit segment provides a pension based on years of service and earnings.  Benefits accrued under the defined benefit segment of the plan for service prior to January 1, 2010 will remain in the defined benefit plan and will continue to be eligible for future salary growth and early retirement subsidies.

The company measures the fair value of plan assets and the projected benefit obligations for accounting purposes as at December 31 of each year.  The most recent actuarial valuation of the majority of pension plans for funding purposes was as of December 31, 2007, and the next required valuation is as of December 31, 2010 (not completed at the financial statement release date).

Components of net periodic benefit cost recognized in the year

Pension benefit plans	2010	2009	2008

Defined benefit plan
Service cost for the year	$2.1	$3.3	$5.2
Interest cost	20.5	22.2	19.3
Expected return on assets	(16.2)	(15.4)	(19.3)
Recognition of restructuring program (note 20)	–	5.6	7.5
Amortization of unrecognized items:
Actuarial (gains) losses	6.3	3.7	(0.2)
Prior service costs	0.4	0.5	5.1
Transition asset	–	0.3	–
	13.1	20.2	17.6
Defined contribution plan
Service cost for the year	3.5	5.2	5.5
Multi-employer industry-wide pension plan service cost for the year	9.8	10.7	15.5
Net periodic benefit cost for pension benefit plans	$26.4	$36.1	$38.6

Other benefit plans	2010	2009	2008

Service cost for the year	$2.0	$2.3	$4.6
Interest cost	10.0	11.2	11.5
Amortization of unrecognized items:
Actuarial (gains) losses	0.2	(0.7)	1.8
Prior service credits	(3.6)	(0.2)	(0.2)
Net periodic benefit cost for other benefit plans	$8.6	$12.6	$17.7

CATALYST PAPER CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts expressed in millions of Canadian dollars, except where otherwise stated)

Change in projected defined benefit plan obligation and fair value of plan assets

The following table represents the change in the projected benefit obligation and fair value of plan assets as determined by independent actuaries:

	Pension benefit plans		Other benefit plans
	2010	2009	2010	2009

Change in benefit obligation
Projected benefit obligation at beginning of year	$360.7	$334.3	$189.3	$163.7
Service cost for the year	2.1	3.3	2.0	2.3
Interest cost	20.5	22.2	10.0	11.2
Employee contributions	0.1	0.3	–	–
Transfers in from other plans	–	0.2	–	–
Benefit payments	(34.5)	(32.5)	(7.9)	(7.3)
Recognition of restructuring program (note 20)	–	5.6	–	–
Prior service (credits) costs	–	–	(21.3)	(17.2)
Curtailment gain recognized	(2.0)	(0.5)	(7.7)	–
Actuarial losses (gains) and other adjustments	32.5	27.8	(9.9)	36.6
Projected benefit obligation at end of year	$379.4	$360.7	$154.5	$189.3

Change in plan assets
Fair value of defined benefit plan assets at beginning of year	$241.6	$220.6	$–	$–
Actual return on plan assets	25.3	32.3	–	–
Employee contributions	0.1	0.3	–	–
Company contributions	14.3	21.4	7.9	7.3
Other	(0.4)	(0.5)	–	–
Benefit payments	(34.5)	(32.5)	(7.9)	(7.3)
Fair value of assets at end of year	$246.4	$241.6	$–	$–

Reconciliation of funded status to amounts recognized in the consolidated balance sheets

	Pension benefit plans		Other benefit plans
	2010	2009	2010	2009

Projected benefit obligation at end of year	$379.4	$360.7	$154.5	$189.3
Fair value of plan assets at end of year	246.4	241.6	–	–
Funded status	$(133.0)	$(119.1)	$(154.5)	$(189.3)

	Pension benefit plans		Other benefit plans
	2010	2009	2010	2009

Other assets (note 12)	$0.2	$0.2	$–	$–
Accounts payable and accrued liabilities (note 13)	(11.7)	(6.7)	(6.9)	(7.3)
Employee future benefits	(121.5)	(112.6)	(147.6)	(182.0)
	$(133.0)	$(119.1)	$(154.5)	$(189.3)

CATALYST PAPER CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts expressed in millions of Canadian dollars, except where otherwise stated)

As at December 31, 2010, of the total funding deficit of $133.0 million (2009 – $119.1 million) in the company’s various defined benefit pension plans, $68.3 million (2009 – $49.4 million) is related to funded defined benefit pension plans and $64.7 million (2009 – $69.7 million) to “pay-as-you-go” unfunded defined benefit pension plans.  In addition, all of the other post-retirement benefit plans, consisting of group health care and life insurance, which had a deficit of $154.5 million at December 31, 2010 (2009 – $189.3 million) related to “pay-as-you-go” plans.

Amounts not yet recognized in net periodic benefit cost and included in accumulated other comprehensive income (loss)

	Pension benefit plans		Other benefit plans
	2010	2009	2010	2009

Prior year service credits (costs)	$(2.6)	$(3.1)	$22.6	$12.0
Accumulated gain (loss)	(68.0)	(60.1)	1.6	(9.7)
Accumulated other comprehensive income (loss)	$(70.6)	$(63.2)	$24.2	$2.3

Amounts before taxes included in other comprehensive income (loss)

	Pension benefit plans		Other benefit plans
	2010	2009	2010	2009

Amortization of employee future benefits	$6.3	$10.1	$(3.4)	$(0.8)
Net gain (loss)	(21.9)	(16.2)	38.5	(19.9)
Net amount recognized in other comprehensive income (loss)	$(15.6)	$(6.1)	$35.1	$(20.7)

An estimated amount of $5.7 million of losses for pension plans and $3.3 million of gains for other benefit plans will be amortized from accumulated other comprehensive income (loss) to net periodic benefit cost in 2011.

Estimated future benefit payments

Total cash payments for employee future benefits for the year ended December 31, 2010, consisting of cash contributed by the company to its funded pension plans, cash payments directly to beneficiaries for its unfunded benefit plans, cash contributed to its defined contribution plans and cash contributed to its multi-employer industry-wide plan, was $35.5 million (2009 – $44.6 million).  During 2011, the company expects to contribute approximately $36.4 million to all of the above pension plans and approximately $7.1 million to its other benefit plans.

The following table presents estimated future benefit payments from the plans as of December 31, 2010.  Benefit payments for other post-retirement benefits are presented net of retiree contributions.

	Pension benefit plans	Other benefit plans

2011	$41.3	$7.1
2012	30.2	7.5
2013	29.6	7.9
2014	29.4	8.3
2015	29.1	8.7
2016 - 2020	138.3	51.0

CATALYST PAPER CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts expressed in millions of Canadian dollars, except where otherwise stated)

Plan assets allocation

The asset allocation for the company’s defined benefit pension plans, by asset category, was as follows:

Plan assets at December 31,	2010	2009

Equity securities	61.9%	60.8%
Fixed income securities	38.1%	39.2%
Total	100.0%	100.0%

Fair value of plan assets

The following tables present information about the fair value of pension and other benefit plan assets:

		Fair value hierarchy
As at December 31, 2010	Total	Level 1	Level 2	Level 3

Asset category
Cash and cash equivalents	$2.7	$2.7	$–	$–
Equity securities:
Global equity pooled funds1	96.5	–	96.5	–
Canadian equity pooled funds2	50.1	–	50.1	–
U.S. equity pooled funds3	3.3	–	3.3	–
Balanced equity pooled funds4	0.5	–	0.5	–
Fixed income securities:
Canadian long bond pooled funds5	45.3	–	45.3	–
Canadian bond pooled funds5	45.3	–	45.3	–
U.S. bond pooled funds6	2.1	–	2.1	–
Forward currency contracts7	0.6	–	0.6	–
Total	$246.4	$2.7	$243.7	$–

CATALYST PAPER CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts expressed in millions of Canadian dollars, except where otherwise stated)

		Fair value hierarchy
December 31, 2009	Total	Level 1	Level 2	Level 3

Asset category
Cash and cash equivalents	$2.7	$2.7	$–	$–
Equity securities:
Global equity pooled funds1	94.5	–	94.5	–
Canadian equity pooled funds2	46.5	–	46.5	–
U.S. equity pooled funds3	3.2	–	3.2	–
Balanced equity pooled funds4	0.5	–	0.5	–
Fixed income securities:
Canadian long bond pooled funds5	45.1	–	45.1	–
Canadian bond pooled funds5	45.4	–	45.4	–
U.S. bond pooled funds6	2.3	–	2.3	–
Forward currency contracts7	1.4	–	1.4	–
Total	$241.6	$2.7	$238.9	$–

1
This category includes investments in pooled funds that aim to achieve long-term capital growth by investing primarily in equity securities of companies that may be located anywhere in the world, excluding Canada.  Fund performance is benchmarked against the MSCI World excluding Canada (Cdn$) Index.

2
This category includes investments in pooled funds that invest in well-diversified portfolios of equity securities of Canadian companies.  Fund performance is benchmarked against the S&P/TSX Capped Composite Index.

3
This category includes investments in pooled funds that invest in well-diversified portfolios of equity securities of U.S. companies, $2.5 million (2009 – $2.5 million) of which is invested in pooled funds that primarily invest in equity securities of U.S. large-capitalization companies, and $0.8 million (2009 – $0.7 million) of which is invested in pooled funds that primarily invest in equity securities of U.S. small- and medium-capitalization companies.  The former fund is benchmarked against the S&P 500 Index, and the latter is benchmarked against the Russell 2000 Index.

4
This category includes investments in pooled funds that invest in a well-diversified, balanced portfolio of Canadian common stocks, bonds, and money market securities.  The fund also holds a portion of its assets in foreign common stock.  Fund performance is benchmarked against a customized index consisting of: 35% S&P/TSX Capped Composite Total Return Index, 25% Morgan Stanley Capital International World (Developed Markets) Index excluding Canada, 35% DEX Universe Bond Index and 5% DEX 30-Day T-Bill Index.

5
This category includes investments in pooled funds that invest in a well-diversified portfolio of fixed income securities issued primarily by Canadian governments and corporations.  The duration range of the fund is +/- one year of the benchmark’s duration.  Fund performance for Canadian bond pooled funds and Canadian long bond pooled funds is benchmarked against the DEX Universe Bond Index and DEX Long-Term Bond Index, respectively.

6
This category includes an investment in a pooled fund that invests in a well-diversified portfolio of fixed income securities, issued primarily by U.S. governments and corporations with a weighted average effective maturity of the portfolio of 7.48 years.  Fund performance is benchmarked against the Barclays Capital Government/Credit Bond Index.

7	This category includes foreign currency forward contracts to partially hedge investments in equity and fixed income securities denominated in foreign currencies.

Cash and cash equivalents are primarily used to pay benefits and are recorded at carrying value which approximates fair value.

Equity and fixed income securities are comprised of pooled fund trusts, the fair values of which are measured using the net asset values of the funds, as calculated by the respective investment managers, and have daily or monthlyliquidity.  Net asset values are determined using quoted market prices for the actively traded securities in which the fund has invested.  The funds do not invest in securities that are not actively traded.

Forward currency contracts are comprised of over-the-counter instruments and their fair value is measured using the discounted difference between contractual rates and market spot rates.

CATALYST PAPER CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts expressed in millions of Canadian dollars, except where otherwise stated)

Significant assumptions

Actuarial assumptions used in accounting for the company-maintained benefit plans were:

	2010	2009

Benefit obligations at December 31,
Discount rate	5.00%	6.00%
Rate of compensation increase	2.00%	2.00%

Net benefit cost for year ended December 31,
Discount rate	6.00%	7.00%
Rate of compensation increase	2.00%	2.50%
Expected rate of return on plan assets	7.00%	7.00%

Assumed health care cost trend rate at December 31,
Extended health benefits
Initial health care cost trend rate	6.50%	7.00%
Annual rate of decline in trend rate	0.50%	0.50%
Ultimate health care cost trend rate	4.50%	4.50%

Dental benefits
Dental care cost trend rate	3.00%	3.50%

Medical services plan benefits
Premium trend rate	6.00% in 2010 to 2012 4.50% thereafter	6.00% in 2010 to 2012 4.50% thereafter

The discount rate for the company’s plans was based on the market interest rate on high-quality debt instruments currently available and expected to be available during the period to maturity of the benefit plans.  For December 31, 2010 and December 31, 2009, the discount rates were based on AA corporate bond yields as of December 31, 2010 and December 31, 2009, respectively.  In determining the rate of compensation increases, management considered the general inflation rate, productivity and promotions.  For the health care cost inflation rate, management considered the trend in extended health care and dental costs in Canada and the impact of inflation on medical service plan premiums.  The expected rate of return on plan assets reflects management’s best estimate regarding the long-term expected return from all sources of investment return based on the company’s target asset allocation.  The 2010 expected rate of return on plan assets was 7.0% per annum, which was based on a target allocation of approximately 20% Canadian Universe bonds, which were expected to earn approximately 3.6% per annum in the long term, 20% Canadian Long bonds, which were expected to earn approximately 4.2% per annum in the long term, 20% Canadian equity securities, which were expected to earn approximately 8.1% per annum in the long term, and 40% global equity securities, which were expected to earn approximately 8.7% per annum in the long term.  The 2010 expected rate of return on plan assets also included a provision of 0.5% per annum in recognition of additional net returns assumed to be achieved due to active management and periodic rebalancing to maintain the plan’s investment policy, net of investment manager fees, less a margin of 0.3% per annum for non-investment expenses expected to be paid from the plans.

The company’s investment policy recognizes the long-term pension liabilities, the benefits of diversification across asset classes and the effects of inflation.  The diversified portfolio is designed to maximize returns consistent with the company’s tolerance for risk.  All assets are managed by external investment firms.  These firms are constrained by specific mandates and objectives and their performance is measured against appropriate benchmarks.  The asset allocation for each plan is reviewed periodically and is rebalanced toward target asset mix when asset classes fall outside of a predetermined range.  Portfolio risk is controlled by having fund managers comply with guidelines, by establishing and monitoring the maximum size of any single holding in their portfolios and by using fund managers with different investment styles.  The portfolio includes holdings of Canadian and international equities, Canadian high-quality and high-yield fixed income securities, and cash and cash equivalents.  A series of permitted and prohibited investments are listed in the company’s investment policy.  The use of derivative instruments is restricted and must be in accordance with the company’s policy.  Prohibited investments include categories of assets or instruments not specifically provided for in the company’s investment policy.

Sensitivity analysis

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans.  A 1% change in assumed health care cost rates would have the following effects for 2010:

	Other benefit plans
	Increase	Decrease

Total of service and interest cost	$2.4	$(2.0)
Accrued benefit obligation at December 31	17.6	(15.4)

16.	OTHER LONG-TERM OBLIGATIONS

The components of other long-term obligations at December 31 were as follows:

	2010	2009

Restructuring (note 20)	$0.2	$1.6
Environmental and remedial	7.7	7.6
Lease obligation – paper recycling – long term (note 5)	8.9	–
Other	3.4	4.2
	$20.2	$13.4

17.	INCOME TAXES

The components of earnings (loss) before income taxes consist of the following:

	2010	2009	2008

Canada	$(399.9)	$1.2	$(349.7)
United States	(30.1)	(22.8)	(11.7)
Other	15.5	(11.6)	51.7
Earnings (loss) before income taxes	$(414.5)	$(33.2)	$(309.7)

CATALYST PAPER CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts expressed in millions of Canadian dollars, except where otherwise stated)

The income tax recovery consists of:

	2010	2009	2008

Canada:
Current	$0.2	$(0.2)	$0.3
Future	(31.6)	(17.4)	(91.8)
	(31.4)	(17.6)	(91.5)
United States:
Current	(0.5)	(0.9)	1.3
Future	15.5	(9.2)	(0.6)
	15.0	(10.1)	0.7
Other:
Current	0.1	0.1	0.1
Future	–	–	–
	0.1	0.1	0.1
Total:
Current	(0.2)	(1.0)	1.7
Future	(16.1)	(26.6)	(92.4)
	$(16.3)	$(27.6)	$(90.7)

The reconciliation of income taxes calculated at the statutory rate to the actual income tax provision for the years ended December 31 was as follows:

	2010		2009		2008

Income tax recovery at Canadian statutory income tax rates	$(118.2)	28.5%	$(9.9)	30.0%	$(96.0)	31.0%
Increase (decrease) in income taxes for:
Non-taxable income and expenses	(3.2)	0.8	(13.6)	40.9	13.0	(4.2)
Difference in foreign tax rate	(4.3)	1.0	(7.5)	22.6	(4.3)	1.4
Release of future income taxes related to reduction in corporate income tax rates	13.8	(3.3)	8.6	(25.9)	(5.8)	1.9
Change in the future income tax estimate	0.3	(0.1)	(4.5)	13.5	–	–
Change in valuation allowance	98.3	(23.7)	–	–	–	–
Adjustment to deferred credits	(5.9)	1.4	(2.7)	8.1	(2.7)	0.9
Other	2.9	(0.7)	2.0	(6.1)	5.1	(1.7)
Income tax recovery	$(16.3)	3.9%	$(27.6)	83.1%	$(90.7)	29.3%

CATALYST PAPER CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts expressed in millions of Canadian dollars, except where otherwise stated)

Future tax assets and liabilities

The tax effects of temporary differences that give rise to significant future tax assets were as follows at December 31:

	2010	2009

Future income tax assets
Non-capital losses and temporary differences related to working capital	$10.9	$14.2
Employee future benefits	3.4	6.9
	14.3	21.1
Valuation allowance	–	(1.9)
	$14.3	$19.2

Classification:
Prepaids and other (note 10)	$14.3	$4.8
Other assets (note 12)	–	14.4
	$14.3	$19.2

The tax effects of temporary differences that give rise to significant future tax liabilities were as follows at December 31:

	2010	2009

Future income tax liabilities
Property, plant and equipment	$28.9	$127.9
Non-capital loss carry-forwards	(46.2)	(59.7)
Employee future benefits	(69.8)	(71.8)
Other	(4.5)	23.6
	(91.6)	20.0
Valuation allowance	103.0	2.8
	$11.4	$22.8

At December 31, 2010, the company has provided for a valuation allowance on its future tax assets of $103.0 million.

At December 31, 2010, the company had Canadian federal non-capital loss carry-forwards of $25.2 million, which expire during the period 2014 to 2030, and U.S. federal net operating loss carry-forwards of $101.7 million, which expire between 2011 and 2030.  In assessing the realizability of future tax assets, management considers whether it is more likely than not that some portion or all of the future tax assets will not be realized.  The ultimate realization of future tax assets is dependent upon the generation of future taxable income during periods in which temporary differences become deductible.  Management considers the scheduled reversal of future tax liabilities, projected future taxable income and tax planning strategies in making this assessment.  Management believes that it is more likely than not that the resulting future operations will generate sufficient taxable income to realize the net future tax assets in Canada.  During the year, management recorded a valuation allowance of $26.3 million in respect of its U.S. federal net operating losses.

Accounting for uncertainty in income taxes

At December 31, 2010, the company had gross unrecognized tax benefits of $5.9 million (2009 – $11.6 million).  If recognized, these tax benefits would favourably impact the company’s effective tax rate.

CATALYST PAPER CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts expressed in millions of Canadian dollars, except where otherwise stated)

Below is a reconciliation of the total amounts of unrecognized tax benefits for the years ended December 31:

	2010	2009

Unrecognized tax benefits, beginning of year	$11.6	$11.7
Increases – tax positions taken in prior periods	–	2.7
Decreases – tax positions taken in prior periods	(6.0)	(2.7)
Current period tax positions	0.3	–
Settlements and lapse of statute of limitations	–	–
Decrease resulting from tax rate reduction	–	(0.1)
Unrecognized tax benefits, end of year	$5.9	$11.6

The company recognizes interest expense and penalties related to unrecognized tax benefits within the provision for income tax expense on the consolidated statement of earnings (loss).  No interest expense or penalties related to unrecognized tax benefits were recorded during 2010.  At December 31, 2010, there were no interest and penalties accrued in relation to uncertain tax positions in the consolidated balance sheet.

In the normal course of business, the company and its subsidiaries are subject to audits by the Canadian federal and provincial taxing authorities, by the U.S. federal and various state taxing authorities and by the taxing authorities in various foreign jurisdictions.  All tax years up to and including December 31, 2005 have been audited by the Canadian federal taxing authorities.  The company’s income taxes are not currently under audit by the Canadian federal taxing authorities, by the U.S. Internal Revenue Service, by any U.S. state taxing authority or by any foreign taxing authority.  The U.S. federal statute of limitations for pre-2007 tax years expired on September 15, 2010.

18.	DEFERRED CREDITS

Reconciliation of deferred credits for the years ended December 31 was as follows:

	2010	2009

Balance, beginning of year	$15.5	$18.6
Adjustment related to utilization of acquired tax losses	(5.9)	(2.7)
Adjustment resulting from reduction in corporate income tax rates	–	(0.4)
Balance, end of year	$9.6	$15.5

19.	ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

The following table contains information about the AOCI of the company at December 31, net of taxes:

	2010	2009

Unrecognized pension and other post-retirement benefit costs	$(46.4)	$(60.9)
Unrecognized gains on cash flow revenue hedges	1.0	7.7
Foreign currency translation adjustments, net of related hedging activities 1	(0.2)	1.1
Unrecognized loss on interest rate hedges	(0.5)	(0.6)
	$(46.1)	$(52.7)

1
The accumulated net adjustment is comprised of non-taxable translation loss of $2.6 million (2009 – $5.2 million gain) and a net revaluation of long-term debt designated as a net investment hedge of $2.4 million gain (2009 – $4.1 million loss), net of tax of $0.6 million expense (2009 – $0.3 million recovery).

CATALYST PAPER CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts expressed in millions of Canadian dollars, except where otherwise stated)

20.	RESTRUCTURING

The following table provides the activity in the restructuring liability:

	2010	2009

Balance, beginning of year	$6.8	$16.3
Expensed in year	25.3	17.9
Disbursements	(28.8)	(22.3)
Other non-cash items	–	0.5
	3.3	12.4
Less: portion related to employee future benefits (note 15)	–	(5.6)
Balance, end of year	$3.3	$6.8
Classification:
Accounts payable and accrued liabilities (note 13)	$3.1	$5.2
Other long-term obligations (note 16)	0.2	1.6
	$3.3	$6.8

The following table provides restructuring liability by year of initiatives:

	2010	2009

2008 and prior initiatives	$0.6	$4.1
2009 initiatives	0.7	2.7
2010 initiatives	2.0	–
	$3.3	$6.8

2010

During the year ended December 31, 2010, the company recorded restructuring costs of $25.3 million primarily related to severances payable to eligible employees at Elk Falls resulting from extended curtailment and permanent closure.

2009

In 2009, the company recorded $10.8 million in costs related to a restructuring plan for the Powell River mill, which was developed jointly with the union locals at the mill in accordance with the commitment made by them in the new collective agreement reached in December 2008 to improve the mill’s cost competitiveness.  The company also recorded $2.3 million in costs related to permanent reductions of salaried staff positions at the Richmond and Nanaimo offices and indefinite layoffs at the Crofton and Elk Falls mills, where significant production capacity had been indefinitely curtailed, and $4.8 million primarily for severance costs related to the closure of the company’s Elk Falls sawdust pulp and white top linerboard operation in November 2008.

2008

In February 2008, the company reached new labour agreements at its Port Alberni mill, resulting in significant workforce reductions and related early retirement and severance payments.  The agreements had a five-year term, expiring April 2013, and included a commitment by the company to upgrade the thermo-mechanical pulp facility at the mill, and the restart, by mid-2009, of its Port Alberni No. 4 paper machine, which had been idled indefinitely since September 2007.  For the year ended December 31, 2008, the company recorded $14.6 million in restructuring costs related to the early retirement and severance program.

In April 2008, the company announced the indefinite curtailment of Elk Falls No. 1 paper machine ("E1") due to fibre shortages.  The indefinite curtailment of E1 resulted in a reduction of approximately 145 employees at Elk Falls, the majority through layoffs.  At the same time, the company also announced manning reductions of 82 positions at its Crofton mill as the mill took steps to improve its overall cost structure.  The company recorded net restructuring costs of $0.4 million in 2008 associated with these and prior initiatives.

In November 2008, the company permanently closed its sawdust pulp and white top linerboard operation at its Elk Falls mill due to an ongoing unavailability of sawdust fibre.  This closure resulted in removing 200,000 tonnes of annual sawdust pulp and 131,000 tonnes of annual white top linerboard capacity.  The company recorded severance related restructuring costs of $15.1 million and an asset impairment charge of $136.4 million in 2008 in connection with this closure.

21.	INTEREST EXPENSE, NET

The components of interest expense, net, for the years ended December 31 were as follows:

	2010	2009	2008

Interest on long-term debt	$71.5	$68.8	$78.0
Fixed-to-floating interest rate swaps	–	–	(2.9)
Other	0.9	0.6	0.3
	72.4	69.4	75.4
Interest income	(0.4)	(0.1)	(0.3)
Capitalized interest	–	–	(0.1)
	$72.0	$69.3	$75.0

22.	OTHER EXPENSE, NET

The components of other expense, net, for the years ended December 31 were as follows:

	2010	2009	2008

Fee related to bond exchange	$8.3	$2.2	$–
Loss (gain) on derivative financial instruments	3.6	(8.7)	45.5
Foreign exchange loss (gain) on working capital balances	(1.5)	28.4	(27.0)
Loss (gain) on disposal of property, plant and equipment	(7.2)	3.9	(0.4)
Island cogeneration arbitration settlement	–	1.4	–
Penalty and interest on disputed property taxes	0.6	1.4	–
Foreign exchange loss (gain) on hedge of net investment	–	–	(2.4)
Termination fee on closure of corrugating machine at Snowflake	–	–	(2.0)
Other	(0.6)	0.5	(0.1)
	$3.2	$29.1	$13.6

23.	EARNINGS PER SHARE

The following table provides the reconciliation between basic and diluted earnings (loss) per share:

	2010	2009	2008

Net earnings (loss) attributable to the company	$(396.9)	$(4.4)	$(219.8)
Weighted average shares used in computation of basic earnings per share (in millions)	381.8	381.8	336.1
Weighted average shares from assumed conversion of dilutive options (in millions)	–	–	–
Weighted average shares used in computation of diluted earnings per share (in millions)	381.8	381.8	336.1
Basic and diluted earnings (loss) per share attributable to the company’s common shareholders (in dollars)	$(1.04)	$(0.01)	$(0.65)

24.	STOCK-BASED COMPENSATION PLANS

(a)	Details of stock-based compensation expense:

	2010	2009	2008

Stock option awards	$0.2	$0.6	$1.0
Restricted share units	0.3	1.2	1.5
Deferred share units	–	0.5	0.2
	$0.5	$2.3	$2.7

(b)	Stock option plans

The company has an employee share option plan (the “Plan”) for its key officers, directors and employees.  The Plan provides for the issuance of up to a maximum of 12.0 million common shares.

The long-term component of the mid- to long-term incentive plan (“MLTIP”) for the company’s executives includes stock options.  Vesting of the stock options granted under the MLTIP is subject to the weighted average price per share of the common shares for all sales of such shares on the Toronto Stock Exchange (“TSX”) over 20 consecutive trading days reaching or exceeding a price per share equal to twice the exercise price.  These options have a 10-year life, and an exercise price that was established as 25% over the weighted average price per share of the common shares for all sales of common shares on the TSX during the five consecutive trading days preceding the date of the grant of the options.  These options are exercisable on or after the earlier of August 1, 2012 or on the occurrence of a change of control event involving the company.

Options granted, other than those granted pursuant to the company’s MLTIP, have a maximum term of 10 years.  These options are exercisable as to one-third on and after the first anniversary date, as to two-thirds on and after the second anniversary date and as to all on and after the third anniversary date, unless, in the case of options granted on March 28, 2007, the market price of the common shares exceeds a specified acceleration price, in which case all of the options are exercisable at that time.  In general, market price for options is determined by the weighted average price per share for all sales of common shares on the TSX on the date on which a determination of market price is required under the Plan.  However, market price for options granted annually to the company’s directors under the director compensation program is set 25% above the market price as calculated above.

The company applies the fair value-based method for recording share options granted to directors, officers and employees.  Under the fair value method, compensation cost is measured at fair value at the date of grant, and is expensed over the award’s vesting period.  Compensation expense related to performance-based options is recognized when it is probable that the performance conditions will be achieved.

As at December 31, 2010, the total remaining unrecognized compensation cost associated with the stock options totalled $0.2 million (2009 – $0.3 million), which will be amortized over the remaining vesting period.

The fair value of share options was estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

	2010	2009	2008

Risk-free interest rate	2.5%	3.0%	3.8%
Annual dividends per share	Nil	Nil	Nil
Expected stock price volatility	70%	45%	40.0%
Expected option life (in years)	10.0	10.0	8.5
Average fair value of options granted (in dollars)	$0.06	$0.16	$0.51

The risk-free interest rate was based on a zero-coupon Government of Canada bond with a remaining term approximately equivalent to the expected life of the stock option.  The company estimated the annual dividends per share, expected stock price volatility and expected option life based on historical experience.

Changes in the number of options outstanding during the years ended December 31 were as follows:

	2010		2009		2008
	Number of options	Weighted average exercise price (in dollars)	Number of options	Weighted average exercise price (in dollars)	Number of options	Weighted average exercise price (in dollars)

Beginning of year	2,973,551	$2.72	5,843,984	$2.42	3,964,024	$3.43
Granted	5,080,647	0.13	204,000	0.40	2,691,891	1.23
Exercised	–	–	–	–	–	–
Forfeited	–	–	(336,534)	2.51	(811,931)	3.42
Expired or cancelled	(472,505)	2.37	(2,737,899)	1.93	–	–
End of year	7,581,693	1.00	2,973,551	2.72	5,843,984	2.42

The following table summarizes information about stock options outstanding and exercisable at December 31, 2010:

	Options outstanding			Options exercisable
Range of exercise prices	Number of options	Weighted average remaining option life (years)	Weighted average range of exercise price (in dollars)	Number of options	Weighted average range of exercise price (in dollars)	Accelerated price (in dollars)

$0.13 - $0.80	5,236,647	9.6	$0.13	60,000	$0.40	$–
$1.15 - $1.95	790,917	7.1	1.36	573,945	1.36	–
$3.06 - $3.30	355,129	4.3	3.15	355,129	3.15	2.14
$3.31 - $3.77	680,500	4.5	3.53	680,500	3.53	5.05
$4.39 - $4.57	518,500	4.0	4.44	518,500	4.44	4.40
	7,581,693	8.2	$1.00	2,188,074	$3.03	$2.96

The aggregate intrinsic value of options outstanding and currently exercisable as at December 31, 2010 is $nil per option.

(c)	Restricted share units

The company has established a restricted share unit (“RSU”) plan for its directors and key executives.  Under the terms of this plan, senior executives are eligible for incentive remuneration paid to them in the form of RSUs.  Each RSU, once vested, entitles the holder to receive one common share of the company.  The fair value of RSUs is based on the market value of the company’s shares on the day of the grant.

RSUs vest in accordance with terms determined by the company, which may be based on, among other things, one or more of the following factors: (i) the return to shareholders with or without reference to other comparable businesses; (ii) the financial performance or results of the corporation; (iii) other performance criteria relating to the corporation; and (iv) the length of time of service by the participant. The performance terms that the company may apply to RSUs are intended to strengthen the link between the corporation’s performance and the value of the RSUs at the time that they are paid out.  In some cases, RSUs may vest immediately, depending upon the purpose of the individual RSU grant and the intended compensation goal.

The long-term component of the MLTIP includes performance-based RSUs.  Vesting of these RSUs occurs when the weighted average price per share of the company’s common shares for all sales of such shares on the TSX over 20 consecutive trading days reaches or exceeds twice the price per share equal to 25% over the weighted average price per share of the common shares for all sales of common shares on the TSX during the five consecutive trading days preceding the date the RSUs were issued.  These RSUs are to be paid out on the earlier of August 1, 2012 or on the occurrence of a change of control event involving the company.  Compensation expense related to performance-based RSUs is recognized when it is probable that the performance conditions will be achieved.

As at December 31, 2010, the total remaining unrecognized compensation cost associated with the RSUs totalled $0.2 million (2009 – $0.4 million), which will be amortized over the vesting period.

Changes in the number of outstanding RSUs during the year ended December 31, 2010 were as follows:

	Number of shares	Weighted average fair value at grant date (in dollars)

Beginning of year	1,177,257	$2.43
Granted	3,150,000	0.09
Vested/exercised	(1,001,216)	2.67
Expired or cancelled	(31,195)	1.04
End of year	3,294,846	$0.13

(d)	Deferred share unit plan

The company has established a deferred share unit (“DSU”) plan for its directors.  Under the terms of this plan, directors may elect to receive their annual cash remuneration in DSUs, cash or a combination thereof.  Each DSU initially has a value equivalent to the company’s weighted average share price on the TSX during the 10 consecutive trading days prior to the issuance date of the DSU.  A director’s DSU account is credited with dividend equivalents in the form of additional DSUs when dividends are paid on common shares.  A director may elect the date of redemption by filing an irrevocable written election with the company no later than December 15 of the calendar year commencing immediately after the director’s termination date.  The value will be paid by the company as a lump sum in cash, equal to the fair value of the notional underlying common shares plus accrued dividend equivalents at that date, after deduction of applicable taxes and other source deductions required to be withheld.  Liabilities related to this plan are recorded in Accounts payable and accrued liabilities.  As at December 31, 2010, 484,963 DSUs were outstanding under this plan (2009 – 1,018,106) and approximately $0.1 million was payable (2009 – $0.2 million).

25.	FAIR VALUE MEASUREMENT

Fair value is defined as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.  When determining fair value measurements for assets and liabilities required to be recorded at fair value, the company considers the principal or most advantageous market in which it would transact and considers assumptions that market participants would use when pricing the asset or liability, such as inherent risk, transfer restrictions, and risk of non-performance.

An established fair value hierarchy requires the company to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.  A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is available and significant to the fair value measurement.  The three levels of inputs that may be used to measure fair value are:

Level 1	Quoted prices in active markets for identical assets or liabilities.
Level 2
Observable inputs other than quoted prices in active markets for identical assets and liabilities, such as quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3	Inputs that are generally unobservable and are supported by little or no market activity and that are significant to the fair value determination of the assets or liabilities.

CATALYST PAPER CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts expressed in millions of Canadian dollars, except where otherwise stated)

At December 31, 2010, the company did not have any currency or commodity contracts which were designated as hedging instruments.  At December 31, 2009, the company had currency contracts which were designated as hedging instruments with a total fair value of $16.7 million, of which $13.6 million was classified in Prepaids and other and $3.1 million in Other assets.  At December 31, 2009, the company had currency contracts that were not designated as hedging instruments with a total fair value of $2.3 million, which were classified as Prepaids and other .

The following table presents information about the fair value of the company’s derivative and non-derivative financial instruments measured at fair value on a recurring basis at December 31:

	2010	2009	Fair value hierarchy		Balance sheet classification

Assets
Currency contracts	$7.9	$2.3	2	1	Prepaids and other
Currency contracts	3.1	–	2	1	Other assets
Commodity contracts	0.1	–	2	2	Prepaids and other
	$11.1	$2.3

Liabilities
Commodity contracts	$0.1	$–	2	2	Accounts payable and accrued liabilities

Fair values of the company’s derivatives are classified under Level 2 as they are measured as follows:

1
The fair value of forward currency contracts is measured using the discounted difference between contractual rates and market future rates.  Interest rates, forward market rates, and volatility are used as inputs for such valuation techniques.  The company incorporates credit valuation adjustments to appropriately reflect both its own non-performance risk and the counterparty’s non-performance risk in the fair value measurements.

2
The fair value of commodity swap contracts is measured using the discounted difference between contractual rates and market rates.  The fair value of natural gas commodity options is measured using techniques derived from the Black-Scholes pricing model.  The company incorporates credit valuation adjustments to appropriately reflect both its own non-performance risk and the counterparty’s non-performance risk in the fair value measurements.

The following table presents information about the effects of the company’s derivative instruments previously designated as cash flow hedges until April 1, 2010 when hedge accounting was discontinued (note 2) and the effect of long-term debt designated as a hedge of the company’s net investment in the Snowflake mill on the company’s consolidated financial statements at December 31:

	Gain (loss) recognized in AOCI 1		(Gain) loss reclassified from AOCI 1		Classification on statement of earnings (loss) reclassified from AOCI 1	Gain (loss) recognized in income 2
	2010	2009	2010	2009		2010	2009

Derivatives designated as cash flow hedges
Currency contracts	$4.2	$14.5	$(10.9)	$4.8	Other expense, net	$(1.8)	$0.4

Long-term debt designated as hedges of net investment	$4.8	$24.9	$1.5	$1.0	Foreign exchange gain (loss) on long-term debt	$–	$–

1      The gain (loss) recognized, or (gain) loss reclassified from AOCI relates to the effective portion of the hedge.
2      The gain (loss) recognized in income relates to the ineffective portion of the hedge and the amount excluded from effectiveness testing.

As U.S. dollar denominated revenues are recognized over the next 12 months subsequent to December 31, 2010, the company estimates that a net gain of $1.5 million, or an after-tax net gain of $1.1 million, will be reclassified from Accumulated other comprehensive income to Sales.

CATALYST PAPER CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts expressed in millions of Canadian dollars, except where otherwise stated)

The following table presents information about the effects of the company’s derivative instruments designated as fair value hedges on the company’s consolidated financial statements for the year ended December 31:

	Gain (loss) recognized in income		Classification on statement of earnings (loss)
	2010	2009

Interest rate swaps	$0.8	$0.7	Interest expense, net (1)

(1)    The portion of the gain (loss) that relates to the foreign exchange portion of the contract is included in Foreign exchange gain (loss) on long-term debt and is equal to $nil for December 31, 2010 (2009 – $nil).

The company has no fixed-to-floating interest rate swaps outstanding at December 31, 2010.  The gain recognized in income for the years presented represents the effective portion of interest rate swaps previously designated as fair value hedges that were unwound in prior years.  The effective portion is being amortized to income over the remaining term to maturity of the related debt.

The following table presents information about the effects of the company’s derivative instruments not designated as hedging instruments on the company’s consolidated financial statements at December 31:

	Gain (loss) recognized in income		Classification on statement of earnings (loss)
	2010	2009

Currency contracts related to revenue hedges	$(1.2)	$6.6	Other expense, net
Currency contracts related to debt hedges	–	(0.4)	Foreign exchange gain (loss) on long-term debt
Commodity swap contracts related to pulp and newsprint hedges	(0.2)	2.1	Other expense, net
Commodity swap contracts related to natural gas and old newspaper hedges	(0.5)	(0.4)	Other expense, net
	$(1.9)	$7.9

Fair value of other financial instruments

The carrying value of the company’s cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate their fair values because of the short-term maturity of these instruments.

26.	FINANCIAL INSTRUMENTS

(a)         Financial Risk Management

Financial instruments of the company consist primarily of cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities and long-term debt.  Financial instruments of the company also include derivatives which the company uses to reduce its exposure to currency and price risk associated with its revenues, energy costs and long-term debt.

The company has exposure to risk from its financial instruments, specifically credit risk, market risk (including currency, price and interest rate risk) and liquidity risk.

(i)	Credit Risk

Credit risk is the risk of financial loss to the company if a customer or counterparty to a financial instrument fails to meet its contractual obligation.  This risk derives principally from the company’s receivables from customers and derivative counterparties.

CATALYST PAPER CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts expressed in millions of Canadian dollars, except where otherwise stated)

Accounts Receivable

The company is exposed to credit risk on accounts receivable from its customers who are mainly in the newspaper publishing, commercial printing and paper manufacturing businesses.  The company manages its credit risk principally through credit policies, which include the analysis of the financial positions of its customers and the regular review of their credit limits.  The company also subscribes to credit insurance for substantially all of its receivables, periodically purchases accounts receivable puts on certain customers, and obtains bank letters of credit for some export market customers.

Aging of receivables at December 31 were as follows:

	2010	2009
Trade receivables, gross
Current	$106.0	$89.0
Past due 1-30 days	4.7	7.3
Past due 31-90 days	1.4	1.0
Past due over 90 days	0.6	1.4
	112.7	98.7
Allowance for doubtful accounts	(3.0)	(3.7)
Trade receivables, net	109.7	95.0
Other receivables, including sales tax recoverables	10.9	6.5
Accounts receivable (note 8)	$120.6	$101.5

The movement in the allowance for doubtful accounts in respect of trade receivables during the years ended December 31 were as follows:

	2010	2009

Balance, beginning of year	$3.7	$3.2
Increase (decrease) in provision	(0.7)	1.2
Utilized in the year	–	(0.7)
Balance, end of year (note 8)	$3.0	$3.7

Derivatives

The company is also exposed to credit risk with counterparties to the company’s derivative financial instruments.  The credit risk arises from the potential for a counterparty to default on its contractual obligations, and is limited to those contracts where the company would incur a cost to replace a defaulted transaction.  The company manages this risk by diversifying through counterparties that are of strong credit quality, normally major financial institutions.

(ii)	Market risk

Market risk is the risk that changes in market prices, such as foreign exchange rates, commodity prices and interest rates will affect the company’s cash flows or the value of its financial instruments (e.g., fixed interest long-term debt).

Currency risk: The company is exposed to the risk that future cash flows will fluctuate as substantially all of the company’s sales and accounts receivable are denominated in U.S. dollars, while only a portion of its costs and payables are denominated in or referenced to U.S. dollars.  The company is also exposed to the fluctuations in the fair value of its debt denominated in U.S. dollars.  At December 31, 2010 and 2009, a portion of the company’s U.S. dollar denominated long-term debt was designated as an effective hedge of the company’s net investment in Snowflake mill.  The company uses foreign currency options and forward contracts to partially hedge trade receivables and anticipated future sales denominated in foreign currencies as well as U.S. dollar denominated debt.

The company’s hedging policy for anticipated sales and accounts receivable includes 0% to 67% of 0- to 12-month and 0% to 25% of 13- to 24-month U.S. dollar net exposure.  Hedges are layered in over time, increasing the portion of sales or accounts receivable hedged as it gets closer to the expected date of the sale or collection of the account receivable.

The company’s hedging policy for its U.S. dollar denominated debt includes 0% to 60% of U.S. dollar net exposure.  Future U.S. dollar revenues also provide a partial natural hedge for U.S. dollar denominated debt.

Price risk: The company’s policy allows for hedges of newsprint and pulp to be placed on anticipated sales, and hedges of old newsprint to be placed on anticipated purchases and allows for anticipated purchases at 0% to 70% of 0- to 12-month, 0% to 60% of 13- to 24-month and 0% to 30% of 25- to 36-month of the net exposure for oil and natural gas.  The outstanding hedge positions and the price risk associated with the company’s commodity hedges are not significant.

Interest rate risk: The fair value of the company’s fixed-rate debt or the future cash flows of variable-rate debt or fixed-to-floating interest swaps may fluctuate because of changes in market interest rates.  The company’s policy is to keep the majority of its term debt on a fixed-rate basis, but to allow for the placing of some fixed-to-floating swaps at rates considered acceptable.

Sensitivity analysis for derivative positions and variable rate debt

			Effect from increase in rate or price		Effect from decrease in rate or price
As at December 31, 2010	Currency and notional amount	Change in rate or price	Net earnings (loss)	Other comprehensive income	Net earnings (loss)	Other comprehensive income (loss)

Revenue hedges – currency risk (US$/CDN$)	US$321	5%	8.5	–	(7.0)	–
– price risk (commodities)	US$ 10	5%	(0.4)	–	0.4	–

Oil and natural gas hedges
– price risk (commodities)	CDN$ 3	5%	–	–	–	–

(iii)	Liquidity risk

Liquidity risk is the risk that the company will not be able to meet its financial obligations as they fall due.  The company’s approach to managing liquidity is to ensure, as far as possible, that it will have sufficient liquidity to meet its liabilities when due over the next 12 to 24 months, under both normal and stressed conditions, without incurring unacceptable losses or risking damage to the company’s reputation.

The company’s principal cash requirements are for interest payments on its debt, capital expenditures and working capital needs.  The company uses its operating cash flows, ABL Facility and cash balances to maintain its liquidity.  Internal forecasts are regularly prepared that include earnings, capital expenditures, cash flows, cash or revolver drawings, and sensitivities for major assumptions.  The internal forecasts include borrowing base availability and covenant compliance.  The company also monitors the maturities of its long-term debt and assesses refinancing costs and risks in deciding when to refinance debt in advance of its maturity.

CATALYST PAPER CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts expressed in millions of Canadian dollars, except where otherwise stated)

(b)	Revenue risk management instruments

Foreign currency options and forward contracts outstanding to sell U.S. dollars were as follows:

	Options
	Purchased US$ put		Sold US$ call		Forward contracts
Term	US$millions	Average rate US$/CDN$	US$millions	Average rate US$/CDN$	US$millions	Average rate US$/CDN$

As at December 31, 2010
0 to 12 months	$253	0.9878	$249	0.8953	$13	0.9761
13 to 24 months	55	0.9898	5	0.8786	–	–
	$308	0.9882	$254	0.8949	$13	0.9761

As at December 31, 2009
0 to 12 months	$270	0.9319	$241	0.8281	$27	0.8729
13 to 24 months	69	0.9590	53	0.8370	–	–
	$339	0.9373	$294	0.8297	$27	0.8729

The company no longer designates its U.S. dollar revenue risk management instruments as cash flow hedges for accounting purposes effective April 1, 2010 (note 2).  For cash flow hedges that were in place as at March 31, 2010, the effective portion of changes in the fair value accumulated as at December 31, 2010 have been deferred and recorded in Accumulated other comprehensive loss.  When the hedge item is recorded in earnings, the corresponding gain or loss on the hedge will be reclassified from Accumulated other comprehensive loss to Sales.  At December 31, 2010, instruments having a notional principal of US$321 million are marked to market, where the related gains and losses are recognized as Other expense, net, except for the portion still deferred in Accumulated other comprehensive loss.  At year-end exchange rates, the net amount the company would receive to settle the above contracts and options is $11.0 million (December 31, 2009 – $19.0 million).

At December 31, 2010, commodity swap agreements are outstanding to fix the sales price of 12,000 metric tonnes of NBSK pulp within the next 12 months.  These contracts are not designated as hedging instruments for accounting purposes and are reported at their fair value, which was negative $0.1 million at the end of the year (December 31, 2009 – $nil).

(c)	Cost risk management instruments

At December 31, 2010, the company was party to commodity options to hedge the purchase price of natural gas for 0.7 million gigajoules (“GJ”) within the next 15 months at rates averaging $3.96 per GJ.  These instruments were not designated as hedging instruments for accounting purposes and were reported at fair value in Prepaids and other on the consolidated balance sheet.  Changes in fair value was recognized in Other expense, net.  At period-end contract rates, the fair value of these contracts was $0.1 million (December 31, 2009 – $nil).

(d)	Long-term debt risk management instruments

The company had no forward foreign currency contracts or options to acquire U.S. dollars at December 31, 2010 (December 31, 2009 – $nil) held for the purposes of managing exposure to foreign exchange rate fluctuations on the company’s long-term debt.

(e)	Interest rate swaps

The company had no fixed-to-floating interest rate swaps outstanding at December 31, 2010.

27.	RELATED PARTY TRANSACTIONS

Related parties include Third Avenue Management LLC (“TAM”), which has control or direction over a significant number of the company’s common shares since October 2006.  The company did not undertake any transactions with TAM during the year ended December 31, 2010.

The company undertakes certain transactions with companies affiliated with its directors.  These transactions are in the normal course of business and are on the same terms as those accorded to third parties.  During 2010, the company paid aggregate fees of $3.6 million (2009 – $7.1 million; 2008 – $10.0 million) primarily for obligations under a building lease, purchasing chips and hog fuel, services related to trucking chips, and other consulting services to companies affiliated with directors of the company.

28.	COMMITMENTS

The company has entered into operating leases for property, plant and equipment. The minimum future payments under various operating leases in each of the years ended December 31 are as follows:

2011	$9.4
2012	7.1
2013	6.2
2014	5.2
2015	3.9
Subsequent years	21.1
$52.9

The total lease expense amounted to $10.4 million in 2010 (2009 – $11.5 million; 2008 – $11.9 million).

29.	GUARANTEES AND INDEMNITIES

The company has, over time, provided various indemnities with respect to tax, environment, and employment liabilities, as well as general representations and warranties on sales of portions of its business, acquisitions, and commodity contracts.  Significant existing indemnities are as follows:

(a)
The company sold a portion of its operations in June 2001.  In this regard, the company provided a 10 year environmental indemnity with a maximum liability to the company of $12.5 million.  This liability has subsequently been reduced by expenditures related to certain decommissioning projects.  The company provided a tax indemnity, which continues while the relevant tax years of the indemnified parties remain open to audit.

(b)
In connection with the acquisition of the company’s paper recycling operation in December 2003, the company provided an indemnity in respect of the shares that were issued to the vendors as part of the purchase price.  The company does not expect any significant claims with respect to this indemnity.  The company has also provided indemnities with respect to general environmental matters under its lease of the land and buildings.  The company has agreed to indemnify the landlord for all costs, claims and damages related to any release by the company of any hazardous substances on the property or the breach by the company of its environmental covenants under the lease or any environmental laws.  This indemnity is indefinite and survives after the lease is terminated.  The company is not liable for pre-existing environmental conditions.

(c)
The company has entered into a building lease agreement whereby it has agreed to continue making the prescribed lease payments directly to the financial institution holding the mortgage on the building in the event the lessor is no longer able to meet its contractual obligations (note 6).  As at December 31, 2010, the value of the mortgage was $6.4 million (2009 – $7.9 million).  This agreement does not increase the company’s liability beyond the obligation under the building lease.

At December 31, 2010, the company is unable to estimate the potential maximum liabilities for these types of indemnification guarantees as the amounts are contingent upon the outcome of future events, the nature and likelihood of which cannot be reasonably estimated at this time.  Accordingly, no provisions have been recorded.  These indemnifications have not resulted in a significant expense in the past.

CATALYST PAPER CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts expressed in millions of Canadian dollars, except where otherwise stated)

30.	CONTINGENT LIABILITIES

In the normal course of its business activities, the company is subject to a number of claims and legal actions that may be made by customers, suppliers and others.  While the final outcome with respect to actions outstanding or pending as at December 31, 2010 cannot be predicted with certainty, the company believes an adequate provision has been made, or the resolution will not have a material effect on the company’s consolidated financial position, earnings or cash flows.

(a)	Claim for Return of Payments Made to Quebecor World (USA)

In January 2010, Quebecor World (USA)’s litigation trustee (“Quebecor”) filed a claim against the company for alleged preferential transfers of approximately US$18.8 million.  The claim seeks the return of payments made by Quebecor to the company in the ordinary course of its trade relationship in the 90 days prior to Quebecor’s Chapter 11 filing in December 2007.  The company is one of 1,700 vendors of Quebecor who received payments totalling US$390 million during the preference period in which the litigation trustee has sought recovery.  The claim is made pursuant to the U.S. Bankruptcy Code, which allows recovery of certain transfers made by the bankrupt debtor within the 90 days prior to the bankruptcy filing, subject to a vendor’s defences.  The company believes it has a number of meritorious defenses and will vigorously defend itself.  The company does not expect to incur any significant liability in connection with the Quebecor claim.

(b)	Claim for Certain Post-Retirement Benefits

The Communications, Energy and Paperworkers Union of Canada Locals 1, 76, 592 and 686 (the “Locals”), representing hourly employees at the company’s Powell River and Port Alberni mills, applied to the Labour Relations Board of B.C. for a declaration that the company is responsible for certain post-retirement medical and extended health benefits for some retired employees who were represented by the Locals and who retired from MacMillan Bloedel Limited (“MB”), now doing business as Weyerhaeuser Company Ltd. (“Weyerhaeuser”).  Pacifica Papers Inc. (“Pacifica”) acquired the Powell River and Port Alberni mills from MB in 1998, and it was agreed as part of that transaction that MB would remain responsible for any benefits for eligible employees who retired prior to the acquisition by Pacifica of the mills.  The company subsequently amalgamated with Pacifica in 2001.  The Locals claim that the contractual relationships between the company, Pacifica and MB do not absolve the company (as successor to Pacifica) from any obligations which may exist in respect of certain post-retirement benefits and that the successorship provisions of the Labour Relations Code imposed any such possible obligations on Pacifica at the time Pacifica acquired the mills.  The Labour Relations Board declined to rule on the Locals’ application or the company’s defence to the claim on the basis that this matter is a dispute under the collective agreement and, accordingly, a matter to be determined by arbitration.  All four Locals have filed grievances claiming that the company is responsible for these post-retirement benefits.  The company does not agree with the Locals’ positions and has contested or will be contesting the grievances.  Local 76’s claim was dismissed on December 23, 2010.  The other three grievances are at a preliminary stage and, as at March 2, 2011, have not been scheduled.  Although the extent of the company’s liability for the remaining three claims remains unknown at this time, the company estimates that it would incur costs of between $1.5 million and $3.0 million annually to provide these additional benefits.  In that case, it would seek indemnifications from Weyerhaeuser.

(c)	Short-term Incentive Plan Benefit Claim

In May 2010, a salaried employee of the company commenced an action against the company in the Supreme Court of B.C. seeking a payment under the company's 2009 Short-term Incentive Plan and damages in connection with the reduction of certain employee benefits announced in November 2009.  The employee is seeking certification of the action as a class proceeding on behalf of all salaried employees who were entitled to Short-term Incentive Plan payments and affected by the reduction in benefits.  The application for certification was heard in February 2011 but, as of March 2, 2011, the court had not rendered its decision. The company intends to vigorously defend this action if certification occurs.  Most of the company’s employees and applicable former employees have provided the company with written releases of these claims on a settlement basis, leaving only a small number of employees and former employees who have not done so.  Although it is not possible to determine the likelihood and extent of any potential liability for the remaining claims, the company does not expect to incur any additional material liability in connection with this claim.

31.	SUBSEQUENT EVENT

On February 11, 2011, the company redeemed its remaining outstanding 8 5/8% Senior Notes due June 15, 2011 of $26,027,000 at a redemption price of 100% of the face value, plus accrued and unpaid interest.

32.	CONDENSED CONSOLIDATING FINANCIAL INFORMATION

The following information is presented as required under Rule 3-10 of Regulation S-X, in connection with the company’s senior secured notes due 2011, 2014 and 2016.  The company has not presented separate financial statements and other disclosures concerning the guarantor subsidiaries because management has determined that such information will not be material to the holders of the senior notes; however, the following condensed consolidating financial information is being provided for each of the years ended December 31, 2010, 2009, and 2008.  Investments in subsidiaries are accounted for on an equity basis.  The principal elimination entries eliminate investments in subsidiaries and intercompany balances.

CATALYST PAPER CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts expressed in millions of Canadian dollars, except where otherwise stated)

Supplemental Consolidating Balance Sheet
As at December 31, 2010

	Catalyst Paper Corporation	Subsidiary guarantors	Subsidiary non-guarantors	Eliminating entries	Consolidated Catalyst Paper Corporation

Assets
Current assets
Cash and cash equivalents	$66.6	$25.0	$3.8	$–	$95.4
Accounts receivable	1.1	119.2	0.3	–	120.6
Inventories	–	139.9	–	–	139.9
Prepaids and other	16.9	10.3	0.5	–	27.7
	84.6	294.4	4.6	–	383.6
Property, plant and equipment	781.1	395.1	109.4	–	1,285.6
Advances to related companies	290.4	366.5	1.1	(658.0)	–
Investments in related companies	364.7	–	–	(364.7)	–
Other assets	24.4	47.3	–	(44.7)	27.0
	$1,545.2	$1,103.3	$115.1	$(1,067.4)	$1,696.2

Liabilities
Current liabilities
Accounts payable and accrued liabilities	$21.3	$145.9	$4.4	$–	$171.6
Current portion of long-term debt	26.8	0.2	–	–	27.0
	48.1	146.1	4.4	–	198.6
Long-term debt	670.9	0.1	112.9	–	783.9
Advances from related companies	347.4	287.8	22.8	(658.0)	–
Employee future benefits	16.7	252.4	–	–	269.1
Other long-term obligations	8.7	11.5	–	–	20.2
Future income taxes	40.4	–	15.7	(44.7)	11.4
Deferred credits	9.6	–	–	–	9.6
	1,141.8	697.9	155.8	(702.7)	1,292.8

Equity
Shareholders’ equity
Common stock	1,035.0	622.5	(32.1)	(590.4)	1,035.0
Additional paid-in capital	16.6	212.5	4.7	(217.2)	16.6
Retained earnings (deficit)	(582.0)	(374.4)	(12.3)	386.7	(582.0)
Accumulated other comprehensive income (loss)	(46.1)	(55.2)	(1.0)	56.2	(46.1)
	423.5	405.4	(40.7)	(364.7)	423.5
Non-controlling interest (deficit)	(20.1)	–	–	–	(20.1)
	403.4	405.4	(40.7)	(364.7)	403.4
	$1,545.2	$1,103.3	$115.1	$(1,067.4)	$1,696.2

CATALYST PAPER CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts expressed in millions of Canadian dollars, except where otherwise stated)

Supplemental Consolidating Statement of Earnings (Loss)
For the year ended December 31, 2010

	Catalyst Paper Corporation	Subsidiary guarantors	Subsidiary non-guarantors	Eliminating entries	Consolidated Catalyst Paper Corporation
Sales	$–	$1,228.7	$20.4	$(20.5)	$1,228.6

Operating expenses
Cost of sales, excluding depreciation and amortization	29.1	1,098.5	6.5	(20.5)	1,113.6
Depreciation and amortization	69.5	42.4	7.4	–	119.3
Selling, general and administrative	22.6	20.8	–	–	43.4
Restructuring	–	25.3	–	–	25.3
Impairment	232.8	61.7	–	–	294.5
	354.0	1,248.7	13.9	(20.5)	1,596.1

Operating earnings (loss)	(354.0)	(20.0)	6.5	–	(367.5)
Interest income (expense), net	(32.7)	(28.5)	(10.8)	–	(72.0)
Foreign exchange gain (loss) on long-term debt	27.6	–	–	–	27.6
Gain on cancellation of long-term debt	0.6	–	–	–	0.6
Equity earnings in Partnership	37.0	–	–	(37.0)	–
Other income (expense), net	(12.0)	8.9	(0.1)	–	(3.2)
Earnings (loss) before income taxes	(333.5)	(39.6)	(4.4)	(37.0)	(414.5)
Income tax expense (recovery)	(13.3)	(1.4)	(1.6)	–	(16.3)
Net earnings (loss)	(320.2)	(38.2)	(2.8)	(37.0)	(398.2)
Net (earnings) loss attributable to non-controlling interest	1.3	–	–	–	1.3
Net earnings (loss) before equity in earnings (loss) of subsidiaries	(318.9)	(38.2)	(2.8)	(37.0)	(396.9)
Equity in earnings (loss) of subsidiaries	78.0	–	–	78.0	–
Net earnings (loss) attributable to the company	$(396.9)	$(38.2)	$(2.8)	$41.0	$(396.9)

CATALYST PAPER CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts expressed in millions of Canadian dollars, except where otherwise stated)

Supplemental Condensed Consolidating Statement of Cash Flows
For the year ended December 31, 2010

	Catalyst Paper Corporation	Subsidiary guarantors	Subsidiary non-guarantors	Eliminating entries	Consolidated Catalyst Paper Corporation

Cash flows provided (used) by:
Operations
Cash flows provided (used) by operations	$(153.9)	$66.1	$2.7	$41.0	$(44.1)

Investing
Additions to property, plant and equipment	(2.9)	(6.3)	(2.0)	–	(11.2)
Proceeds from sale of property, plant and equipment	0.4	7.5	–	–	7.9
Decrease (increase) in other assets	(1.7)	0.5	–	–	(1.2)
Cash flows provided (used) by operations	(4.2)	1.7	(2.0)	–	(4.5)

Financing
Increase (decrease) in advances to related companies	99.5	41.5	0.5	(141.5)	–
Increase (decrease) in long-term obligations	–	1.5	(1.5)	–	–
Proceeds from (repayment of) long-term debt	–	(1.0)	–	–	(1.0)
Proceeds from long-term debt	98.4	–	–	–	98.4
Settlement on purchase of debt securities	(9.2)	–	–	–	(9.2)
Dividends received (paid)	–	(12.6)	–	12.6	–
Distribution received (paid)	–	(85.7)	(1.8)	87.5	–
Repayment of revolving operating loan	(14.5)	14.5	–	–	–
Proceeds on termination of debt hedges	(8.3)	–	–	–	(8.3)
Increase (decrease) in revolving loan	–	(14.9)	–	0.4	(14.5)
Deferred financing costs	(4.5)	–	–	–	(4.5)
	161.4	(56.7)	(2.8)	(41.0)	60.9

Cash and cash equivalents, increase (decrease) in the year	3.3	11.1	(2.1)	–	12.3
Cash and cash equivalents, beginning of year	63.3	13.9	5.9	–	83.1
Cash and cash equivalents, end of year	$66.6	$25.0	$3.8	$–	$95.4

CATALYST PAPER CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts expressed in millions of Canadian dollars, except where otherwise stated)

Supplemental Consolidating Balance Sheet
As at December 31, 2009

	Catalyst Paper Corporation	Subsidiary guarantors	Subsidiary non-guarantors	Eliminating entries	Consolidated Catalyst Paper Corporation

Assets
Current assets
Cash and cash equivalents	$63.3	$13.9	$5.9	$–	$83.1
Accounts receivable	0.2	101.1	0.2	–	101.5
Inventories	–	178.3	–	–	178.3
Prepaids and other	13.9	10.9	0.4	–	25.2
	77.4	304.2	6.5	–	388.1
Property, plant and equipment	1,085.2	464.7	114.8	–	1,664.7
Advances to related companies	173.3	388.6	1.8	(563.7)	–
Investments in related companies	596.0	–	–	(596.0)	–
Other assets	22.8	51.4	–	(36.2)	38.0
	$1,954.7	$1,208.9	$123.1	$(1,195.9)	$2,090.8

Liabilities
Current liabilities
Accounts payable and accrued liabilities	$29.2	$139.4	$4.7	$–	$173.3
Current portion of long-term debt	0.9	0.1	–	–	1.0
	30.1	139.5	4.7	–	174.3
Long-term debt	647.9	13.8	112.9	–	774.6
Advances from related companies	388.6	152.1	23.0	(563.7)	–
Employee future benefits	26.4	268.2	–	–	294.6
Other long-term obligations	8.7	3.2	1.5	–	13.4
Future income taxes	41.9	–	17.1	(36.2)	22.8
Deferred credits	15.5	–	–	–	15.5
	1,159.1	576.8	159.2	(599.9)	1,295.2

Equity
Shareholders’ equity
Common stock	1,035.0	678.0	(32.1)	(645.9)	1,035.0
Additional paid-in capital	16.4	228.2	4.7	(232.9)	16.4
Retained earnings (deficit)	(185.1)	(221.5)	(7.5)	229.0	(185.1)
Accumulated other comprehensive income (loss)	(52.7)	(52.6)	(1.2)	53.8	(52.7)
	813.6	632.1	(36.1)	(596.0)	813.6
Non-controlling interest (deficit)	(18.0)	–	–	–	(18.0)
	795.6	632.1	(36.1)	(596.0)	795.6
	$1,954.7	$1,208.9	$123.1	$(1,195.9)	$2,090.8

CATALYST PAPER CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts expressed in millions of Canadian dollars, except where otherwise stated)

Supplemental Consolidating Statement of Earnings (Loss)
For the year ended December 31, 2009

	Catalyst Paper Corporation	Subsidiary guarantors	Subsidiary non-guarantors	Eliminating entries	Consolidated Catalyst Paper Corporation
Sales	$–	$1,225.4	$16.7	$(18.6)	$1,223.5

Operating expenses
Cost of sales, excluding depreciation and amortization	26.4	1,023.5	6.3	(18.6)	1,037.6
Depreciation and amortization	125.0	18.4	3.2	–	146.6
Selling, general and administrative	24.2	20.6	–	–	44.8
Restructuring	–	17.9	–	–	17.9
Impairment and other closure costs	–	17.4	–	–	17.4
	175.6	1,097.8	9.5	(18.6)	1,264.3

Operating earnings (loss)	(175.6)	127.6	7.2	–	(40.8)
Interest expense, net	(37.8)	(19.6)	(11.9)	–	(69.3)
Gain on cancellation of long-term debt	–	30.7	–	–	30.7
Foreign exchange gain on long-term debt	74.9	0.4	–	–	75.3
Equity earnings in Partnership	108.5	–	–	(108.5)	–
Other income (expense), net	26.9	(56.1)	0.1	–	(29.1)
Earnings (loss) before income taxes	(3.1)	83.0	(4.6)	(108.5)	(33.2)
Income tax recovery	(12.2)	(13.2)	(2.2)	–	(27.6)
Net earnings (loss)	9.1	96.2	(2.4)	(108.5)	(5.6)
Net (earnings) loss attributable to non-controlling interest	1.2	–	–	–	1.2
Net earnings (loss) before equity in earnings (loss) of subsidiaries	10.3	96.2	(2.4)	(108.5)	(4.4)
Equity in earnings (loss) of subsidiaries	(14.7)	–	–	14.7	–
Net earnings (loss) attributable to the company	$(4.4)	$96.2	$(2.4)	$(93.8)	$(4.4)

CATALYST PAPER CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts expressed in millions of Canadian dollars, except where otherwise stated)

Supplemental Condensed Consolidating Statement of Cash Flows
For the year ended December 31, 2009

	Catalyst Paper Corporation	Subsidiary guarantors	Subsidiary non-guarantors	Eliminating entries	Consolidated Catalyst Paper Corporation

Cash flows provided (used) by:
Operations
Cash flows provided (used) by operations	$(38.3)	$242.9	$(7.2)	$(93.8)	$103.6

Investing
Additions to property, plant and equipment	(1.7)	(9.3)	(0.5)	–	(11.5)
Proceeds from sale of property, plant and equipment	2.1	2.4	–	–	4.5
Decrease (increase) in other assets	(9.3)	13.4	–	–	4.1
Cash flows provided (used) by investing activities	(8.9)	6.5	(0.5)	–	(2.9)

Financing
Decrease in revolving loan and loan payable	(2.1)	(43.2)	–	(0.3)	(45.6)
Repayment of long-term debt	–	–	(75.7)	–	(75.7)
Proceeds from long-term debt	–	–	95.0	–	95.0
Proceeds on termination of debt foreign currency contracts	34.7	–	–	–	34.7
Settlement on purchase of debt securities	(26.9)	–	–	–	(26.9)
Note exchange costs	(2.2)	–	–	–	(2.2)
Deferred financing costs	1.1	(1.1)	(0.9)	–	(0.9)
Decrease in other long-term debt	(0.8)	(0.2)	–	–	(1.0)
Increase (decrease) in advances to related companies	(178.5)	88.4	(6.6)	96.7	–
Dividends received (paid)	26.1	(26.1)	–	–	–
Distribution received (paid)	259.1	(258.5)	(0.6)	–	–
Cash flows provided (used) by financing activities	110.5	(240.7)	11.2	96.4	(22.6)

Cash and cash equivalents, increase in the year	63.3	8.7	3.5	2.6	78.1
Cash and cash equivalents, beginning of year	–	5.2	2.4	(2.6)	5.0
Cash and cash equivalents, end of year	$63.3	$13.9	$5.9	$–	$83.1

CATALYST PAPER CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts expressed in millions of Canadian dollars, except where otherwise stated)

Supplemental Consolidating Statement of Earnings (Loss)
For the year ended December 31, 2008

	Catalyst Paper Corporation	Subsidiary guarantors	Subsidiary non-guarantors	Eliminating entries	Consolidated Catalyst Paper Corporation
Sales	$–	$1,866.7	$18.6	$(18.6)	$1,866.7

Operating expenses
Cost of sales, excluding depreciation and amortization	32.7	1,592.8	4.9	(18.6)	1,611.8
Depreciation and amortization	122.8	39.8	3.2	–	165.8
Selling, general and administrative	24.2	22.4	0.3	–	46.9
Restructuring	–	30.1	–	–	30.1
Impairment and other closure costs	–	151.0	–	–	151.0
	179.7	1,836.1	8.4	(18.6)	2,005.6

Operating earnings (loss)	(179.7)	30.6	10.2	–	(138.9)
Interest expense, net	(36.4)	(28.2)	(10.4)	–	(75.0)
Foreign exchange loss on long-term debt	(81.5)	(0.7)	–	–	(82.2)
Equity earnings in Partnership	116.8	–	–	(116.8)	–
Other income, net	2.9	(17.0)	0.5	–	(13.6)
Earnings (loss) before income taxes	(177.9)	(15.3)	0.3	(116.8)	(309.7)
Income tax recovery	(60.1)	(29.7)	(0.9)	–	(90.7)
Net earnings (loss)	(117.8)	14.4	1.2	(116.8)	(219.0)
Net (earnings) loss attributable to non-controlling interest	(0.8)	–	–	–	(0.8)
Net earnings (loss) before equity in earnings (loss) of subsidiaries	(118.6)	14.4	1.2	(116.8)	(219.8)
Equity in earnings (loss) of subsidiaries	(101.2)	–	–	101.2	–
Net earnings (loss) attributable to the company	$(219.8)	$14.4	$1.2	$(15.6)	$(219.8)

CATALYST PAPER CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts expressed in millions of Canadian dollars, except where otherwise stated)

Supplemental Condensed Consolidating Statement of Cash Flows
For the year ended December 31, 2008

	Catalyst Paper Corporation	Subsidiary guarantors	Subsidiary non-guarantors	Eliminating entries	Consolidated Catalyst Paper Corporation

Cash flows provided (used) by:
Operations
Cash flows provided by operations	$41.8	$49.8	$2.1	$(15.6)	$78.1

Investing
Acquisition of Snowflake newsprint mill	–	(172.2)	–	–	(172.2)
Additions to property, plant and equipment	(22.1)	(19.1)	(0.7)	–	(41.9)
Proceeds from sale of property, plant and equipment	–	2.2	–	–	2.2
Proceeds from termination of interest rate swaps	–	7.6	–	–	7.6
Decrease (increase) in other assets	0.5	(1.5)	–	–	(1.0)
Investment in related companies	(180.9)	–	–	180.9	–
Cash flows used by investing activities	(202.5)	(183.0)	(0.7)	180.9	(205.3)

Financing
Issue of shares, net of share issue costs	121.1	180.9	–	(180.9)	121.1
Increase in revolving loan	31.0	31.7	–	(2.6)	60.1
Repayment of revolving operating loan	(1.3)	(45.8)	–	–	(47.1)
Deferred financing costs	(5.1)	(0.4)	–	–	(5.5)
Increase (decrease) in other long-term debt	2.9	1.2	(0.5)	–	3.6
Increase (decrease) in advances to related companies	(236.5)	218.2	(0.5)	18.8	–
Dividends received (paid)	5.7	(5.7)	–	–	–
Distribution received (paid)	229.6	(228.4)	(1.2)	–	–
Share redemption	13.3	(13.3)	–	–	–
Cash flows provided (used) by financing activities	160.7	138.4	(2.2)	(164.7)	132.2

Cash and cash equivalents, increase (decrease) in the year	–	5.2	(0.8)	0.6	5.0
Cash and cash equivalents, beginning of year	–	–	3.2	(3.2)	–
Cash and cash equivalents, end of year	$–	$5.2	$2.4	$(2.6)	$5.0

CATALYST PAPER CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts expressed in millions of Canadian dollars, except where otherwise stated)

33.	RECONCILIATION OF UNITED STATES AND CANADIAN GENERALLY ACCEPTED
ACCOUNTING PRINCIPLES

The company’s consolidated financial statements have been prepared in accordance with U.S. GAAP, which differ in some respects from Canadian GAAP.  The following are the significant measurement and disclosure differences between U.S. GAAP and Canadian GAAP:

Net earnings (loss) adjustments

The following table provides a reconciliation of the net earnings (loss) from U.S. GAAP to Canadian GAAP:

	Years ended December 31,
	2010	2009	2008

Net earnings (loss) as reported under U.S. GAAP	$(398.2)	$(5.6)	$(219.0)
Net (earnings) loss attributable to non-controlling interest (a)	1.3	1.2	(0.8)
Foreign exchange gain on hedge of net investment (b)	–	–	(2.4)
Amortization related to hedge of net investment (b)	0.1	0.2	–
Income tax effect of rate change on employee future benefits	–	0.7	1.1

Net earnings (loss) in accordance with Canadian GAAP	(396.8)	(3.5)	(221.1)
Other comprehensive income (loss), net of taxes:
Other comprehensive income (loss) in accordance with U.S. GAAP	6.7	(6.9)	14.6
Other comprehensive loss attributable to non-controlling interest	(0.1)	0.6	–
Reclassification of amortization of employee future benefits included in pension cost, net of tax expense (recovery) of $1.1 million (2009 – $2.5 million; 2008 – $3.6 million) (c)	(2.0)	(6.8)	(10.3)
Employee future benefits liability adjustment net of taxes of $3.9 million (2009 – ($9.9) million; 2008 – $8.1 million) (c)	(12.5)	26.2	(22.8)
Comprehensive income (loss) in accordance with Canadian GAAP	$(404.7)	$9.6	$(239.6)

Basic and diluted net earnings (loss) per share in accordance with Canadian GAAP (in dollars)	$(1.04)	$(0.01)	$(0.66)

Basic and diluted weighted average number of shares in accordance with Canadian GAAP (in millions)	381.8	381.8	336.1

CATALYST PAPER CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts expressed in millions of Canadian dollars, except where otherwise stated)

Consolidated statements of earnings and comprehensive income (loss) under U.S. GAAP and Canadian GAAP:

	Years ended December 31,
	2010			2009			2008
	U.S GAAP	Canadian GAAP		U.S. GAAP	Canadian GAAP		U.S. GAAP	Canadian GAAP
Sales	$1,228.6		$1,228.6	$1,223.5		$1,223.5	$1,866.7		$1,866.7

Operating expenses
Cost of sales, excluding depreciation and amortization	1,113.6		1,113.6	1,037.6		1,037.6	1,611.8		1,611.8
Depreciation and amortization	119.3		119.2	146.6		146.4	165.8		165.8
Selling, general and administrative	43.4		43.4	44.8		44.8	46.9		46.9
Restructuring and change-of-control	25.3		25.3	17.9		17.9	30.1		30.1
Impairment and other closure costs	294.5		294.5	17.4		17.4	151.0		151.0
	1,596.1		1,596.0	1,264.3		1,264.1	2,005.6		2,005.6

Operating earnings (loss)	(367.5)		(367.4)	(40.8)		(40.6)	(138.9)		(138.9)
Interest expense, net	(72.0)		(72.0)	(69.3)		(69.3)	(75.0)		(75.0)
Gain on cancellation of long-term debt	0.6		0.6	30.7		30.7	–		–
Foreign exchange gain (loss) on long-term debt	27.6		27.6	75.3		75.3	(82.2)		(82.2)
Other income (expense), net	(3.2)		(3.2)	(29.1)		(29.1)	(13.6)		(16.0)

Earnings (loss) before income taxes	(414.5)		(414.4)	(33.2)		(33.0)	(309.7)		(312.1)
Income tax recovery	(16.3)		(16.3)	(27.6)		(28.3)	(90.7)		(91.8)

Net earnings (loss) before non-controlling interest – Canadian GAAP	N/A		(398.1)	N/A		(4.7)	N/A		(220.3)
Non-controlling interest – Canadian GAAP	N/A		1.3	N/A		1.2	N/A		(0.8)

Net earnings (loss)	(398.2)		(396.8)	(5.6)		(3.5)	(219.0)		(221.1)
Net (earnings) loss attributable to non-controlling interest – U.S. GAAP	1.3		N/A	1.2		N/A	(0.8)		N/A

Net earnings (loss) attributable to the company – U.S. GAAP	$(396.9)	$	N/A	$(4.4)	$	N/A	$(219.8)	$	N/A

Other comprehensive income (loss), before non-controlling interest – Canadian GAAP	N/A		(7.9)	N/A		12.5	N/A		(18.5)

Other comprehensive income (loss), net of taxes – U.S. GAAP	$6.7	$	N/A	$(6.9)	$	N/A	$14.6	$	N/A
Other comprehensive loss attributable to non-controlling interest	(0.1)		–	0.6		0.6	–		–

Comprehensive income (loss) – Canadian GAAP	N/A		(404.7)	N/A		9.6	N/A		(239.6)

Comprehensive income (loss) attributable to the company – U.S. GAAP	(390.3)		N/A	(10.7)		N/A	(205.2)		N/A

Basic and diluted net earnings (loss) per share (in dollars)	$(1.04)		$(1.04)	$(0.01)		$(0.01)	$(0.65)		$(0.66)
Weighted average common shares outstanding (in millions)	381.8		381.8	381.8		381.8	336.1		336.1

CATALYST PAPER CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts expressed in millions of Canadian dollars, except where otherwise stated)

Balance sheet adjustments

The following table provides a reconciliation of the consolidated balance sheets components from U.S. GAAP to Canadian GAAP:

	As at December 31,
	2010	2009

Prepaids and other – U.S. GAAP	$27.7	$25.2
Tax effect of employee future benefits adjustment (c)	(0.9)	-
Deferred financing costs (d)	(0.1)	-
Prepaids and other – Canadian GAAP	$26.7	$25.2

Property, plant and equipment – U.S. GAAP	$1,285.6	$1,664.7
Foreign exchange gain on hedge of net investment, net of amortization (b)	(2.1)	(2.2)
Property, plant and equipment – Canadian GAAP	$1,283.5	$1,662.5

Other assets – U.S. GAAP	$27.0	$38.0
Employee future benefits (c)	35.4	35.2
Tax effect of employee future benefits adjustment	–	(1.9)
Deferred financing costs (d)	(10.0)	(6.6)
Non-controlling interest deficit (a)	20.1	18.0
Other assets – Canadian GAAP	$72.5	$82.7

Accounts payable and accrued liabilities – U.S. GAAP	$171.6	$173.3
Employee future benefits (c)	(2.5)	–
Accounts payable and accrued liabilities – Canadian GAAP	$169.1	$173.3

Long-term debt – U.S. GAAP	$783.9	$774.6
Deferred financing costs (d)	(10.1)	(6.6)
Long-term debt – Canadian GAAP	$773.8	$768.0

Employee future benefits – U.S. GAAP	$269.1	$294.6
Employee future benefits (c)	(36.8)	(59.0)
Employee future benefits – Canadian GAAP	$232.3	$235.6

Future income taxes – U.S. GAAP	$11.4	$22.8
Tax effect of employee future benefits adjustment	27.4	31.4
Tax effect of other adjustments	(9.1)	(9.1)
Future income taxes – Canadian GAAP	$29.7	$45.1

Equity – U.S. GAAP	$403.4	$795.6
Foreign exchange gain on hedge of net investment, net of amortization (b)	(2.1)	(2.2)
Employee future benefits (c)	74.7	94.2
Tax effect of employee future benefits adjustment	(28.3)	(33.3)
Tax effect of other adjustments	9.1	9.1
Non-controlling interest deficit (a)	20.1	18.0
Equity – Canadian GAAP	$476.9	$881.4

CATALYST PAPER CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts expressed in millions of Canadian dollars, except where otherwise stated)

The following table provides a reconciliation of AOCI from U.S. GAAP to Canadian GAAP:

	As at December 31,
	2010	2009

Accumulated other comprehensive income (loss) – U.S. GAAP	$(46.1)	$(52.7)
Employee future benefits (b)	46.4	60.9
Accumulated other comprehensive income (loss) – Canadian GAAP	$0.3	$8.2

Consolidated balance sheets under U.S. GAAP and Canadian GAAP:

	As at December 31,
	2010		2009
	U.S. GAAP	Canadian GAAP	U.S. GAAP	Canadian GAAP

Assets
Current assets
Cash and cash equivalents	$95.4	$95.4	$83.1	$83.1
Accounts receivable	120.6	120.6	101.5	101.5
Inventories	139.9	139.9	178.3	178.3
Prepaids and other	27.7	26.7	25.2	25.2
	383.6	382.6	388.1	388.1
Property, plant and equipment	1,285.6	1283.5	1,664.7	1,662.5
Other assets	27.0	72.5	38.0	82.7
	$1,696.2	$1,738.6	$2,090.8	$2,133.3

Liabilities
Current liabilities
Accounts payable and accrued liabilities	$171.6	$169.1	$173.3	$173.3
Current portion of long-term debt	27.0	27.0	1.0	1.0
	198.6	196.1	174.3	174.3
Long-term debt	783.9	773.8	774.6	768.0
Employee future benefits	269.1	232.3	294.6	235.6
Other long-term obligations	20.2	20.2	13.4	13.4
Future income taxes	11.4	29.7	22.8	45.1
Deferred credits	9.6	9.6	15.5	15.5
	1,292.8	1,261.7	1,295.2	1,251.9

Equity
Shareholders’ equity
Common stock	1,035.0	1,035.0	1,035.0	1,035.0
Additional paid-in capital	16.6	16.6	16.4	16.4
Retained earnings (deficit)	(582.0)	(575.0)	(185.1)	(178.2)
Accumulated other comprehensive income (loss)	(46.1)	0.3	(52.7)	8.2
	423.5	476.9	813.6	881.4
Non-controlling interest (deficit)	(20.1)	–	(18.0)	–
	403.4	476.9	795.6	881.4
	$1,696.2	$1,738.6	$2,090.8	$2,133.3

CATALYST PAPER CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts expressed in millions of Canadian dollars, except where otherwise stated)

(a)	Non-controlling interest

Under U.S. GAAP, non-controlling interest’s equity or deficit is reported as a separate component within equity of the consolidated balance sheet, and consolidated net earnings (loss) and other comprehensive income (loss) attributable to the company and the non-controlling interest is clearly identified and presented on the face of the consolidated statements of earnings (loss), comprehensive income (loss), and equity.  Under Canadian GAAP, the company includes non-controlling interest’s equity or deficit in Other assets and the non-controlling interest’s share of earnings or loss is excluded from consolidated net earnings (loss).

(b)	Foreign exchange on hedge of net investment

Under U.S. GAAP, the foreign exchange gain on a hedge of a net investment is recognized in earnings and, accordingly, the net investment acquired is not reduced by the amount of the gain.  Under Canadian GAAP, the company designated a forward contract as a hedge of the purchase price on the acquisition of the Snowflake newsprint mill, and accounted for the respective foreign exchange gain as a reduction of the net investment.

(c)	Employee future benefits

U.S. GAAP requires the recognition of the overfunded or underfunded status of a defined benefit post-retirement plan as an asset or liability in the balance sheet and requires that changes in that funded status in the year in which the changes occur be recorded in other comprehensive income (loss).  As a result, as amounts that relate to the funded status are recognized in earnings through pension expense, the amounts are reclassified out of accumulated other comprehensive income (loss).  Canadian GAAP does not require recognition of the overfunded or underfunded status of a defined benefit post-retirement plan.  There is no GAAP difference between U.S. and Canada in the determination of pension and other employee future benefits expense.

Reconciliation of the funded status of the benefit plans to the amounts in the consolidated balance sheets in accordance with Canadian GAAP

The following table presents the difference between the fair value of the defined benefit pension assets and the actuarially determined accrued benefit obligations as at December 31, 2010 and 2009 in accordance with Canadian GAAP.  This difference is also referred to as either the deficit or surplus, as the case may be, or the funded status of the plans.

The table also reconciles the amount of the surplus or deficit (funded status) to the accrued benefit obligation in the consolidated balance sheets, in accordance with Canadian GAAP, with the difference representing the portion of the surplus or deficit not yet recognized for accounting purposes.  Deferred recognition is a key element of the Canadian GAAP pension accounting.  This approach allows for a gradual recognition of changes in accrued benefit obligations and fund performance over the expected average remaining service life of the employee group covered by the plans.

	Pension benefit plans		Other benefit plans
	2010	2009	2010	2009

Accrued benefit obligation at end of year	$379.4	$360.7	$154.5	$189.3
Fair value of plan assets at end of year	246.4	241.6	–	–

Funded status deficit, recognized in the U.S. GAAP consolidated balance sheets	(133.0)	(119.1)	(154.5)	(189.3)
Unrecognized prior service (credits) costs	4.2	4.7	(36.2)	(18.5)
Unrecognized actuarial (gains) losses	108.7	92.8	(2.2)	15.1
Accrued benefit obligation recognized in the Canadian GAAP consolidated balance sheets	$(20.1)	$(21.6)	$(192.9)	$(192.7)

CATALYST PAPER CORPORATION

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(Amounts expressed in millions of Canadian dollars, except where otherwise stated)

Classification of accrued obligations in accordance with Canadian GAAP

The accrued benefit obligation determined in accordance with Canadian GAAP is included in the company’s balance sheet as follows:

	Pension benefit plans		Other benefit plans
	2010	2009	2010	2009

Other assets	$35.6	$35.4	$–	$–
Accounts payable and accrued liabilities	(9.4)	(6.8)	(6.9)	(7.3)
Employee future benefits	(46.3)	(50.2)	(186.0)	(185.4)
Accrued benefit obligation recognized in the consolidated balance sheets	$(20.1)	$(21.6)	$(192.9)	$(192.7)

(d)	Deferred financing costs

Under U.S. GAAP, debt issue costs are reported on the balance sheet as deferred charges in Other assets.  Under Canadian GAAP, debt issue costs related to the company’s senior notes are netted against the carrying value of long-term debt on the consolidated balance sheet.